Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The following selected financial data reflects the results of operations. This information should be read in conjunction with, and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this report. The financial information presented may not be indicative of future performance.

(In millions of U.S. dollars, except per share amounts)	December 27, 2008	December 29, 2007 [1]	December 30, 2006 [2]	December 31, 2005 [3]	January 1, 2005 [4]
	(52 weeks)	(52 weeks)	(52 weeks)	(52 weeks)	(52 weeks)
Revenue	$1,648.1	$1,776.4	$1,771.8	$1,755.3	$1,646.3
Cost of sales	1,467.1	1,578.0	1,554.9	1,505.8	1,362.6

Gross Profit	181.0	198.4	216.9	249.5	283.7
Selling, general and administrative expenses	179.8	161.9	176.1	138.6	138.1
Loss (gain) on disposal of property, plant and equipment	1.3	0.2	—	1.5	(0.3)
Restructuring, asset and goodwill impairments and other charges:
Restructuring	6.7	24.3	20.5	3.2	—
Goodwill impairments	69.2	55.8	—	5.9	—
Asset impairments	37.0	10.7	15.4	27.6	0.9
Other	—	—	2.6	0.8	—

Operating (loss) income	(113.0)	(54.5)	2.3	71.9	145.0
Other (income) expense, net	(4.7)	(4.7)	0.1	(0.7)	0.2
Interest expense, net	32.3	32.8	32.2	28.8	26.0

(Loss) income before income taxes	(140.6)	(82.6)	(30.0)	43.8	118.8
Income tax (benefit) expense	(19.5)	(13.9)	(16.3)	14.7	35.8
Equity loss	—	—	—	—	0.7

Net (loss) income	$(121.1)	(68.7)	(13.7)	29.1	82.3
Less: Net income attributable to the non-controlling interests	1.7	2.7	3.8	4.5	4.0

Net (loss) income attributed to Cott Corporation	$(122.8)	$(71.4)	$(17.5)	$24.6	$78.3

Net (Loss) Income per common share attributed to Cott Corporation
Basic	$(1.73)	$(0.99)	$(0.24)	$0.34	$1.10
Diluted	$(1.73)	$(0.99)	$(0.24)	$0.34	$1.09
Total assets	$873.1	$1,144.4	$1,140.7	$1,179.1	$1,030.3
Short-term borrowings	107.5	137.0	107.7	157.9	71.4
Current maturities of long-term debt	7.6	2.4	2.0	0.8	0.8
Long-term debt	294.4	269.0	275.2	272.3	272.5
Total equity	246.5	451.8	509.6	504.4	481.1
Cash dividends paid	—	—	—	—	—

Certain prior amounts have been reclassified in the consolidated statements of operations to conform to the current year presentation.

[1]

During the year ended December 29, 2007, we acquired 100% of the business assets of El Riego, a Mexican water bottler, for $2.2 million. Effective December 31, 2006, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty for Income Taxes” and recorded an $8.8 million charge to our shareowners equity as of December 29, 2007.

[2]

There were no acquisitions in the year ended December 30, 2006. During the year we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments,” using the modified prospective approach and therefore have not restated results for prior periods. This change resulted in the recognition of $11.4 million in share-based compensation expense, $8.4 million net of tax or $0.12 per basic and diluted share.

[3]	During the year we acquired 100% of the shares of Macaw (Holdings) Limited, the parent company of Macaw (Soft Drinks) Limited (“Macaw Acquisition”).
[4]	During the year we acquired certain of the assets of The Cardinal Companies of Elizabethtown, LLC and certain of the assets of Metro Beverage Co.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. Our objective of creating sustainable long-term growth in revenue and profitability is predicated on working closely with our retailer partners to provide proven profitable products. As a fast follower of innovative products, our goal is to identify which new products are succeeding in the marketplace and develop similar products to provide our retail partners and their consumers with high quality products at a better value. This objective is increasingly relevant in more difficult economic times.

Sales of our products tend to be seasonal, with the second and third quarters accounting for higher unit sales of our products than the first and fourth quarters. The seasonality of our sales volume, combined with the accounting for fixed costs such as depreciation, amortization, rent and interest expense, impacts our results on a quarterly basis.

Businesses in our industry operate at low margins. Industry-wide CSD sales have continued to decline and ingredient and packaging costs continued to increase during the majority of 2008. Each of these trends adversely affected our business in 2008. Notwithstanding the decline in commodity market prices during the latter part of 2008, we will continue to focus on containing our costs. Ingredient and packaging costs represent a significant portion of our cost of sales. Most of these costs are subject to global and regional commodity price trends. Our three largest commodities are aluminum, PET resin, and corn (which is used to produce HFCS). We attempt to manage our exposure to fluctuations in ingredient and packaging costs of our products by implementing price increases as needed and entering into price control contracts where possible. In 2008, we locked in a majority of our 2009 HFCS and aluminum requirements, with the remaining forecasted requirements to be purchased at the prevailing 2009 market prices.

On January 27, 2009, we received written notice from Wal-Mart stating that Wal-Mart was exercising its right to terminate, without cause, the Exclusive Supply Contract, effective on January 28, 2012. Pursuant to the terms of the Exclusive Supply Contract, we are the exclusive supplier to Wal-Mart of retailer brand CSDs in the United States. The termination provision of the Exclusive Supply Contract provides for exclusivity to be phased out over a period of three years following notice of termination. Accordingly, we have the exclusive right to supply at least two-thirds of Wal-Mart’s total CSD volumes in the United States during the first 12 months of the Notice Period, and we have the exclusive right to supply at least one-third of Wal-Mart’s total CSD volumes in the United States during the second 12 months of the Notice Period. Notwithstanding the termination of the Exclusive Supply Contract, we continue to supply Wal-Mart and its affiliated companies, under annual non-exclusive supply agreements, with a variety of products in the United States, Canada, United Kingdom and Mexico, including CSDs, clear, still and sparkling flavored waters, juice-based products, bottled water, energy drinks and ready-to-drink teas.

At the end of April 2008, Wal-Mart began reducing shelf space in its United States stores dedicated to its retailer brand CSDs. Our revenue to Wal-Mart declined 15.4% during 2008 as compared to 2007. However, we attribute the decline in revenue in large part to (i) the increased competitive nature of the CSD marketplace arising from national competitors that have expended greater resources for product placement and promotional support and (ii) the continued decline of CSDs in general, rather than the reduction in shelf space.

In addition, a long-term contract with Wal-Mart for the lease and maintenance of vending machines expired in June 2008 as Wal-Mart implemented a different approach to soft drink vending. That program was designed to support Wal-Mart’s brands.

Summary financial results

Our net loss attributed to Cott Corporation in 2008 was $122.8 million or $1.73 per diluted share, compared with our net loss attributed to Cott Corporation of $71.4 million or $0.99 per diluted share in 2007.

The following items of significance impacted our 2008 financial results:

•	goodwill impairment of $69.2 million arising from lower anticipated operating cash flows related to our United Kingdom reporting unit;

•

asset impairment of $35.4 million for the Rights (which are associated with the rights to manufacture concentrate formulas, with all the related inventions, processes and technical expertise, recorded as an intangible assets at the cost of acquisition, including the RC brand outside of North America and Mexico) arising from the downward trend of estimated concentrate production;

•	the highly competitive environment and continued volume decline in all operating segments;

•	decline in revenue to Wal-Mart of 15.4% in the U.S. reporting unit;

•	executive transition costs of $6.8 million (including $1.9 million of non-cash stock compensation expense);

•	restructuring severance and lease termination costs of $6.7 million in connection with our restructuring initiatives;

•	increased selling, general and administrative costs associated with expiring trademarks, amortization of software costs, $4.5 million of previously capitalized software costs and bad debt expense;

•	decrease in the foreign exchange rate as compared to the U.S. dollar for the Canadian dollar, pound sterling and Mexican peso that resulted in a $27.6 million adverse impact on revenues;

•	accelerated depreciation of $1.5 million resulting from Wal-Mart’s decision to remove certain of our vending machines from Wal-Mart stores along with $0.9 million of asset removal costs; and

•

a lower effective income tax rate resulting from a write down of United Kingdom reporting unit goodwill with no tax relief and a valuation allowance on U.S. and Mexico deferred income tax assets, offset in part by a settlement of certain tax matters under audit.

The following items of significance impacted our 2007 financial results:

•	goodwill impairment of $55.8 million arising from lower anticipated operating cash flows related to our U.S. reporting unit;

•

asset impairment charges of $10.7 million primarily related to the disposal of a water production facility in the Canada reporting unit and the discontinuance of certain hot-filled production assets in the U.S. reporting unit; and

•	severance costs of $24.3 million associated with the North American Plan.

The following items of significance impacted our 2006 financial results:

•	asset impairment charges of $15.4 million primarily related the closure of the Elizabethtown and Wyomissing facilities;

•	severance costs of $20.5 million associated with the North American Plan; and

•	other costs of $2.6 million related to legal and consulting fees for the U.K. Competition Commission review of the Macaw Acquisition.

Critical accounting policies

Our critical accounting policies require management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and the accompanying notes. These estimates are based on historical experience, the advice of external experts or on other assumptions management believes to be reasonable. Where actual amounts differ from estimates, revisions are included in the results of the period in which actuals become known. Historically, differences between estimates and actuals have not had a significant impact on our consolidated financial statements.

Critical accounting policies and estimates used to prepare the financial statements are discussed with our Audit Committee as they are implemented and on an annual basis and include the following:

Impairment testing of goodwill

With the implementation of Statement of Financial Accounting Standard (“SFAS”) No. 142 (“SFAS 142”) in 2002, goodwill and intangible assets with an indefinite life are no longer amortized, but instead are tested at least annually for impairment in the fourth quarter or more frequently if we determine a triggering event has occurred during the year. Any impairment loss is recognized in income. We have goodwill of $27.0 million and an indefinite life intangible asset of $45.0 million on our balance sheet at December 27, 2008 after recording a $69.2 million goodwill impairment and a $35.4 million intangible asset impairment in 2008.

In accordance with SFAS 142, we evaluate goodwill for impairment on a reporting unit basis. A reporting unit or components of reporting units are defined for which discrete financial information is available. The evaluation of goodwill for each reporting unit is based upon the following approach. We compare the fair value of a reporting unit to its carrying amount. Where the carrying amount is greater than the fair value, the implied fair value of the reporting unit goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of the reporting unit with any of the remainder being allocated to goodwill. The implied fair value of the reporting unit goodwill is then compared to the carrying amount of that goodwill to determine the impairment loss.

We measure the fair value of reporting units using a mix of the income approach (which is based on the discounted cash flow of the entity) and the public company approach. Because the business is assumed to continue in perpetuity, the discounted future cash flow includes a terminal value. The long-term growth assumptions incorporated into the discounted cash flow calculation reflect our long-term view of the market (with estimated revenue changes between -6.0% and 9.0%) and a discount rate of 12.0% based on the weighted average cost of capital a market participant would use if evaluating the reporting unit as an investment.

Each year we re-evaluate the assumptions used to reflect changes in the business environment. Based on the evaluation of goodwill performed in 2008, we determined that the fair values of all our reporting units except for the United Kingdom reporting unit exceeded their carrying amounts and as a result further impairment testing was not required.

We determined that as of September 27, 2008, our United Kingdom reporting unit’s goodwill was impaired based on our estimate of its fair value. This impairment analysis was triggered due to declines in our forecasts of volumes and the profit margin of products in the United Kingdom, which resulted in lower revenues and operating income than the forecast used to value this asset in our 2007 impairment analysis. Allocating this fair value to the assets and liabilities to the United Kingdom reporting unit resulted in a $69.2 million goodwill impairment charge in 2008.

Due to the ongoing decline in the CSD markets we determined that as of December 29, 2007 our U.S. reporting unit’s goodwill was impaired based on our estimate of its fair value. Allocating this fair value to the assets and liabilities of the U.S. reporting unit resulted in a $55.0 million goodwill impairment charge in 2008. We also determined that $0.8 million of goodwill related to the Revelstoke, British Columbia operation was impaired as a result of the decision to dispose of that operation.

Impairment testing of intangible assets with an indefinite life

Our only intangible asset with an indefinite life is the Rights, which relates to the 2001 acquisition of intellectual property from Royal Crown Company, Inc., including the right to manufacture our concentrates, with all related inventions, processes, technologies, technical and manufacturing information, know-how and the use of the Royal Crown brand outside of North America and Mexico, which has a net book value of $45.0 million as more fully described in Note 1 and Note 2 to the Financial Statements. Prior to 2001, we paid a volume based royalty to the Royal Crown Company for purchase of concentrates. There are no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of this intangible. In accordance with SFAS 142 and based on the aforementioned factors, the life of the rights is considered to be indefinite and therefore not amortized, and tested annually for impairment. For an intangible asset with an indefinite life, we compare the carrying amount of the rights to their fair value and where the carrying amount is greater than the fair value, we recognize in income an impairment loss. To determine fair value, we use a relief from royalty method which calculates a fair value royalty rate which is applied to a forecast of future volume shipments of concentrate that is used to produce CSDs. The resulting future cash flows are discounted using the same assumptions discussed above for goodwill. We also evaluate on an annual basis, or more frequently if events or changes in circumstances so require, the fair value of the Rights. As of September 27, 2008, we recorded an asset impairment related to the Rights of $27.4 million, triggered primarily due to the decline of our North America case volume (including reductions in volume with Wal-Mart) and lower anticipated overseas concentrate volume by our RCI operating segment. We incurred an additional $8.0 million asset impairment as of December 27, 2008 to reflect additional anticipated volume declines in our RCI operating segment for a total impairment of $35.4 million. Absent any other changes, if our inter-plant concentrate volume declines by 1.0% from our estimated volume, the value of our Rights would decline by approximately $1.0 million. If our RCI volume declines by 1.0% from our estimated volume, the value of the Rights would decline by approximately $1.0 million. If our discounted borrowing rate increases by 100 basis points, the value of the Rights would decline by approximately $2.0 million.

Other intangible assets

As of December 27, 2008, other intangible assets were $124.6 million, which consisted principally of $87.6 million of customer relationships that arise from acquisitions. Customer relationships are amortized on a straight-line basis for the period over which we expect to receive economic benefits. We review the estimated useful life of these intangible assets annually, taking into consideration the specific net cash flows related to the intangible asset, unless a review is required more frequently due to a triggering event such as the loss of a customer. The permanent loss or significant decline in sales to any customer included in the intangible asset would result in impairment in the value of the intangible asset or accelerated amortization and could lead to an impairment of fixed assets that were used to service that customer.

Impairment of long-lived assets

We periodically compare the carrying amount of long-lived assets to the estimated undiscounted future cash flows at the lowest level of independent cash flows for the group of long-lived assets and recognize any impairment loss in our income statement, taking into consideration the timing of testing and the asset’s remaining useful life. The expected life and value of these long-lived assets is based on an evaluation of the competitive environment, history and future prospects as appropriate. In 2008, we recorded impairment losses totaling $1.6 million for both the Elizabethtown, Kentucky facility and certain hot-filled production assets that are held-for-sale. In 2007, we recorded impairment losses of $10.7 million relating to long-lived assets of the Revelstoke, British Columbia facility and certain hot-filled equipment at a co-packer that did not operate as planned.

Inventory costs

Inventories are stated at the lower of cost, determined on the first-in, first-out method, or net realizable value. Returnable bottles and plastic shells are valued at the lower of cost, deposit value or net realizable value. Finished goods and work-in-process include the cost of raw materials, direct labor and manufacturing overhead costs. As a result, we use an inventory reserve to adjust our costs down to a net realizable value and to reserve for estimated obsolescence of both raw and finished goods. Our accounting policy for the inventory reserve requires us to reserve an amount based on the evaluation of the aging of inventory and a detailed analysis of finished goods for high-risk customers’.

Income taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized based on the differences between the accounting values of assets and liabilities and their related tax bases using currently enacted income tax rates. A valuation allowance is established to reduce deferred income tax assets if, on the basis of available evidence, it is not more likely than not that all or a portion of any deferred tax assets will be realized. If we are unable to generate sufficient future taxable income in certain tax jurisdictions or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we may be required to increase our valuation allowance against our deferred tax assets resulting in an increase in our effective tax rate and an adverse impact on operating results. We classify interest and income tax penalties as income tax expense (benefit).

Effective December 31, 2006, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”), which provides specific guidance on the financial statement recognition, measurement, reporting and disclosure of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 addresses the determination of whether tax benefits, either permanent or temporary, should be recorded in the financial statements. The Interpretation requires that differences between the amounts recognized prior to the adoption of FIN 48 and the amounts reported after adoption are accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings and other shareowner equity accounts. As a result of adopting FIN 48 as of the beginning of our 2007 fiscal year, we recognized a $4.2 million decrease to retained earnings and $4.6 million decrease in additional paid-in-capital to recognize the cumulative effect of adoption.

Under FIN 48, we account for uncertain tax positions using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

Pension Plans

On December 31, 2006, we adopted the recognition and disclosure requirements of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). The funded status is the difference between the fair value of plan assets and the benefit obligation. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial gains or losses and unrecognized prior service costs. Future actuarial gains or losses that are not recognized as net periodic benefits cost in the same periods will be recognized as a component of other comprehensive income.

We maintain two defined-benefit plans that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. We record annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions such as discount rates (6.0% to

6.4%) and assumed rates of return (6.9% to 7.0%) depending on the pension plan. Material changes in pension costs may occur in the future due to changes in these assumptions. Future annual amounts could be impacted by changes in the discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plans and other factors.

The discount rate is based on a model portfolio of AA rated bonds with a maturity matched to the estimated payouts of future pension benefits. The expected return on plan assets is based on our expectation of the long-term rates of return on each asset class based on the current asset mix of the funds, considering the historical returns earned on the type of assets in the funds, plus an assumption of future inflation. The current investment policy target asset allocation differs between our two plans, but it is between 50.0% to 60.0% for equities and 40.0% to 50.0% for bonds. The current inflation assumption is 3.1%. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. The effects of the modifications are amortized over future periods.

Recent Accounting Pronouncements—see Note 1 of the consolidated financial statements.

Non-GAAP Measures

In this report, we present certain information regarding changes in our revenue excluding the impact of foreign exchange. We believe that this is a useful financial measure for investors in evaluating our operating performance for the periods presented, as when read in conjunction with our changes in revenue on a U.S. GAAP basis, it presents a useful tool to evaluate our ongoing operations and provides investors with an opportunity to evaluate our management of assets held from period to period. In addition, these adjusted amounts are one of the factors we use in internal evaluations of the overall performance of our business. This information, however, is not a measure of financial performance under U.S. GAAP and should not be considered a substitute for changes in revenue as determined in accordance with U.S. GAAP.

The following table summarizes our Consolidated Statements of Operations as a percentage of revenue for 2008, 2007 and 2006:

	2008		2007		2006
(In millions of U.S. dollars)	Dollars	Percent of Revenue	Dollars	Percent of Revenue	Dollars	Percent of Revenue
Revenue	1,648.1	100.0%	1,776.4	100.0%	1,771.8	100.0%
Cost of sales	1,467.1	89.0%	1,578.0	88.8%	1,554.9	87.8%

Gross profit	181.0	11.0%	198.4	11.2%	216.9	12.2%
Selling, general, and administrative expenses	179.8	10.9%	161.9	9.1%	176.1	9.9%
Loss on disposal of property, plant and equipment	1.3	0.1%	0.2	0.0%	—	0.0%
Goodwill impairments	69.2	4.2%	55.8	3.2%	—	0.0%
Restructuring and other	6.7	0.4%	24.3	1.4%	23.1	1.3%
Asset impairment	37.0	2.2%	10.7	0.6%	15.4	0.9%

Operating (loss) income	(113.0)	-6.8%	(54.5)	-3.1%	2.3	0.1%
Other (income) expense, net	(4.7)	-0.3%	(4.7)	-0.3%	0.1	0.0%
Interest expense, net	32.3	2.0%	32.8	1.8%	32.2	1.8%

Loss before income taxes	(140.6)	-8.5%	(82.6)	-4.6%	(30.0)	-1.7%
Income tax benefit	(19.5)	-1.2%	(13.9)	-0.8%	(16.3)	-0.9%

Net loss	(121.1)	-7.3%	(68.7)	-3.8%	(13.7)	-0.8%
Less: Net income attributable to the non-controlling interests	1.7	0.1%	2.7	0.2%	3.8	0.2%

Net loss attributed to Cott Corporation	(122.8)	-7.4%	(71.4)	-4.0%	(17.5)	-1.0%

Depreciation & amortization	80.7	4.9%	71.7	4.0%	86.8	4.9%

The following table summarizes our revenue, operating (loss) income by operating segment for 2008, 2007 and 2006:

(In millions of U.S. Dollars)	2008	2007	2006
Revenue
North America	$1,178.0	$1,274.9	$1,344.7
United Kingdom	385.3	405.3	341.6
Mexico	61.9	69.4	62.2
RCI	22.0	26.8	23.3
All Other	0.9	—	—

Total	$1,648.1	$1,776.4	$1,771.8

Operating (loss) income
North America	$(56.3)	$(78.4)	$(13.7)
United Kingdom	(53.5)	16.6	7.9
Mexico	(8.8)	1.7	—
RCI	8.1	10.7	8.7
All Other [1]	(2.5)	(5.1)	(0.6)

Total	$(113.0)	$(54.5)	$2.3

[1]	Primarily represents international unallocated corporate costs.

The following table summarizes our case volume by operating segment for 2008, 2007 and 2006:

(In millions of cases)	2008	2007	2006
Volume 8oz equivalent cases—Total Beverage (including concentrate)
North America	665.8	699.6	753.6
United Kingdom	189.2	198.8	193.4
Mexico	29.4	34.0	32.2
RCI	233.4	337.2	253.6
All Other	0.7	0.6	—

Total	1,118.5	1,270.2	1,232.8

Volume 8oz equivalent cases—Filled Beverage
North America	581.0	627.6	680.0
United Kingdom	171.1	182.9	177.2
Mexico	29.4	34.0	32.2
RCI	—	—	—
All Other	0.7	0.4	—

Total	782.2	844.9	889.4

The following tables summarize revenue by product for 2008 and 2007:

	For the Year Ended December 27, 2008
(In millions of U.S. dollars)	North America	United Kingdom	Mexico	RCI	All Other	Total
Revenue
Carbonated soft drinks	$748.7	$163.3	$59.2	$—	$0.9	$972.1
Concentrate	5.5	7.2	—	22.0	—	34.7
All other products	423.8	214.8	2.7	—	—	641.3

Total	$1,178.0	$385.3	$61.9	$22.0	$0.9	$1,648.1

(In millions of physical cases)	North America	United Kingdom	Mexico	RCI	All Other	Total
8 ounce volume
Carbonated soft drinks	360.7	86.7	28.0	—	0.7	476.1
Concentrate	84.8	18.1	—	233.4	—	336.3
All other products	220.3	84.4	1.4	—	—	306.1

Total	665.8	189.2	29.4	233.4	0.7	1,118.5

	For the Year Ended December 29, 2007
(In millions of U.S. dollars)	North America	United Kingdom	Mexico	RCI	All Other	Total
Revenue
Carbonated soft drinks	$817.8	$182.0	$68.4	$—	$—	$1,068.2
Concentrate	4.7	9.2	—	26.8	—	40.7
All other products	452.4	214.1	1.0	—	—	667.5

Total	$1,274.9	$405.3	$69.4	$26.8	$—	$1,776.4

(In millions of physical cases)	North America	United Kingdom	Mexico	RCI	All Other	Total
8 ounce volume
Carbonated soft drinks	379.9	99.3	33.6	—	0.6	513.4
Concentrate	72.2	15.9	—	337.2	—	425.3
All other products	247.5	83.6	0.4	—	—	331.5

Total	699.6	198.8	34.0	337.2	0.6	1,270.2

Results of operations

The following table summarizes the change in revenue by operating segment for 2008:

	For the Year Ended December 27, 2008
(In million of U.S. dollars)	Cott [1]	North America	United Kingdom	Mexico	RCI	All Other
Change in revenue	$(128.3)	$(96.9)	$(20.0)	$(7.5)	$(4.8)	$0.9
Impact of foreign exchange	27.6	(2.6)	29.9	0.4	—	(0.1)
Change excluding foreign exchange	$(100.7)	$(99.5)	$9.9	$(7.1)	$(4.8)	$0.8

Percentage change in revenue [2]	-7.2%	-7.6%	-4.9%	-10.8%	-17.9%	N/A

Percentage change in revenue excluding foreign exchange [2]	-5.8%	-7.8%	2.6%	-10.3%	-17.9%	N/A

[1]	Cott includes the following operating segments: North America, United Kingdom, Mexico, RCI and All Other.

[2]

Percent change in revenue and percent change in revenue excluding foreign exchange is N/A for All Other due to this operating segment representing our Asia reporting unit, which did not begin operations until the fourth quarter of 2007.

The following table summarizes the change in revenue by operating segment for 2007:

	For the Year Ended December 29, 2007
(In million of U.S. dollars)	Cott [1]	North America	United Kingdom	Mexico	RCI	All Other
Change in revenue	$4.6	$(69.8)	$63.7	$7.2	$3.5	$(0.0)
Impact of foreign exchange	(41.3)	(12.4)	(28.7)	(0.2)	—	—
Change excluding foreign exchange	$(36.7)	$(82.2)	$35.0	$7.0	$3.5	$(0.0)

Percentage change in revenue [2]	0.3%	-5.2%	18.6%	11.6%	15.0%	N/A

Percentage change in revenue excluding foreign exchange [2]	-2.0%	-6.1%	9.5%	11.2%	15.0%	N/A

[1]	Cott includes the following operating segments: North America, United Kingdom, Mexico, RCI and All Other.

[2]

Percent change in revenue and percent change in revenue excluding foreign exchange is N/A for All Other due to this operating segment representing our Asia reporting unit, which did not begin operations until the fourth quarter of 2007.

2008 versus 2007

Revenue decreased 7.2% in 2008 from 2007, primarily due to a decrease in North America case volume in filled beverage 8-ounce equivalents (“beverage case volume”). The 19.1% decrease in the Canadian dollar, 26.1% decrease in the pound sterling and the 18.7% decrease in the Mexican peso, each relative to the U.S. dollar since December 29, 2007, had a collective $27.6 million negative impact on our revenue and a $1.7 million negative impact on our gross margin from 2007.

2007 versus 2006

Revenue in 2007 increased 0.3% as compared to 2006 but decreased 2.0% when the impact of foreign exchange is excluded. The decrease in revenue was primarily the result of a 7.7% decrease in North America beverage case volume, which was not fully offset by price increases. The North America volume decline was primarily due to continued softness in the CSD category, the impact of our price increases and increased promotional activity by national brands.

Revenue Results for Operating segments

2008 versus 2007

Our North America operating segment revenue decreased 7.6% in 2008 from 2007, primarily due to a 7.4% decrease in beverage case volume that resulted from the continued softness in the CSD and bottled water categories. Net selling price per beverage case (which is net revenue divided by beverage case volume) was flat for 2008 from 2007. Absent foreign exchange impact, North America revenue for 2008 declined 7.8%.

Our U.K. operating segment revenue decreased 4.9% in 2008 from 2007, primarily due to a 26.1% decline in the pound and a 6.5% decrease in beverage case volume due to price increases. Net selling price per beverage case increased 1.6% in 2008 from 2007. Absent foreign exchange impact, U.K. revenue increased 2.6% in 2008 from 2007. The U.K. operating segment case volume decreased 4.8% due to accelerated CSD category decline in the United Kingdom but was partially offset by a 13.8% increase in concentrate sales.

Our Mexico operating segment revenue decreased 10.8% in 2008 from 2007, primarily due to a 13.5% decrease in beverage case volume. Net selling price per beverage case increased 3.1% in 2008 from 2007. Absent foreign exchange impact, Mexico revenue decreased 10.3% in 2008 from 2007. Mexico case volume decreased 13.5% in 2008 due to softness with modern trade customers and the impact of our new credit policies, offset by price increases.

Our RCI revenue decreased 17.9% in 2008 from 2007, primarily due to a 30.8% decrease in case volume resulting from an unusually large sales volume in the fourth quarter of 2007 in anticipation of a price increase that was effective in 2008. Net selling price per beverage case increased 18.6% in 2008 from 2007. RCI only sells concentrate case volume.

2007 versus 2006

Our North America operating segment revenue decreased 5.2% in 2007 from 2006, primarily due to a 7.7% decrease in beverage case volume that resulted from the continued softness in the CSD category and price increases. Net selling price per beverage case increased 3.5% in 2007 from 2006. Absent foreign exchange impact, North America revenue declined 6.1% in 2007.

Our U.K. operating segment revenue increased 18.6% in 2007 from 2006, primarily due to a 3.2% increase in beverage case volume and price increases. This increase was hindered by underperformance related to a voluntary product recall and unseasonably wet summer weather. Net selling price per beverage case increased 15.0% in 2007 from 2006. Absent foreign exchange impact, U.K. revenue increased 9.5% in 2007 from 2006.

Our Mexico operating segment revenue increased 11.6% in 2007 from 2006, primarily due to a 5.6% increase in beverage case volume and price increases. Net selling price per beverage case increased 5.7% in 2007 from 2006. Absent foreign exchange impact, Mexico revenue increased 11.2% in 2007 from 2006. The Mexico case volume increased 5.6% in 2007 primarily as a result of broadening distribution within non-supermarket channels.

Our RCI operating segment revenue increased 15.0% in 2007 from 2006, primarily due to a 33.0% increase in case volume from an unusually large sales volume in the fourth quarter of 2007 in anticipation of a price increase that was effective in 2008. Net selling price per beverage case decreased 11.1% for 2007 from 2006. RCI only sells concentrate case volume.

Cost of Sales

2008 versus 2007

Cost of sales decreased 7.0% overall and represented 89.0% of revenue in 2008 as compared to 88.8% in 2007. This decrease was due in part to a 15.8% decrease in the utilization of our North American plant facilities, offset in part by slightly higher net selling price per case and lower ingredient and packaging costs. Variable costs represented 78.6% of total sales in 2008, down from 79.5% in 2007. Major elements of these variable costs included ingredient and packaging costs, distribution costs and fees paid to third-party manufacturers. In 2007, we incurred $3.6 million of product recall costs in the U.K. net of $5.5 million of business interruption insurance reimbursements.

2007 versus 2006

Cost of sales increased 1.5% overall and represented 88.8% of revenue in 2007 as compared to 87.8% in 2006. This increase was due primarily to an increase in ingredient and packaging costs arising from higher packaging materials costs, including for aluminum and HFCS, in addition to the voluntary product recall costs in the U.K. Variable costs represented 79.5% of total sales in 2007, an increase from 77.0% in 2006, largely due to higher ingredient and packaging costs. Major elements of these variable costs included ingredient and packaging costs, distribution costs and fees paid to third-party manufacturers. In 2007, we incurred costs of $3.6 million, net of insurance reimbursements of $5.5 million, related to our voluntary product recall in the U.K. in “Cost of Sales.”

Gross Profit

2008 versus 2007

Gross profit as a percentage of revenue decreased to 11.0% in 2008 from 11.2% in 2007. The overall gross profit decreased by 8.8% in 2008 due primarily to lower sales, higher fixed operating costs due to an 15.8% decrease in the utilization of our North American plant facilities, and the sale of more lower-margin products such as bottled water.

2007 versus 2006

Gross profit as a percentage of revenue decreased to 11.2% in 2007 from 12.2% in 2006 primarily due to higher ingredient and packaging costs, the inability to pass these costs on to customers in a timely manner and the impact of the voluntary product recall in the U.K. Our North America operating segment was materially affected by a drop in volume while all of our segments were adversely affected by rising costs for ingredient and packaging. Our gross profit growth in the U.K. reflects increased volume and the implementation of price increases and is net of voluntary product recall costs. Fiscal year 2006 was negatively impacted by both a $9.0 million loss relating to a U.K. PET resin supplier and accelerated depreciation of $13.2 million in North America relating to the North American Plan.

Selling, General and Administrative Expenses (“SG&A”)

2008 versus 2007

SG&A in 2008 increased $17.9 million, or 11.1%, from 2007. As a percentage of revenue, SG&A increased to 10.9% during 2008, up from 9.1% in 2007. The overall increase and the percentage of revenue increase in SG&A in 2008 were primarily due to $4.4 million of increased bad debt expense, $2.7 million of increased amortization related to a change in the estimated life of certain trademarks, $0.9 million of additional amortization related to certain software assets, $2.1 million of additional stock compensation (including $1.9 million of stock compensation related to executive transition costs) due to our reversal in the prior year of the accrual for our performance stock unit awards, a $1.5 million legal settlement and $4.5 million of previously capitalized software costs expensed in the third quarter of 2008. These increases were partially offset by a $6.8 million reduction in compensation costs due in part to the Refocus Plan (including $4.9 million of executive transition costs and the unfavorable impact of $3.3 million of foreign exchange).

2007 versus 2006

SG&A in 2007 decreased $14.2 million, or 8.1%, from 2006. As a percentage of revenue, SG&A decreased to 9.1% in 2007 from 9.9% in 2006. This change was due to reductions in the amount of incentive compensation earned in 2007, a $7.2 million decline in stock compensation expense and the non-recurrence of $8.7 million of executive transition costs recorded in 2006, partially offset by the impact of $4.3 million in foreign exchange. In 2007, our SG&A includes stock compensation expense of $4.2 million as compared to $11.4 million for 2006. The decrease in stock compensation expense was due in part to a $1.2 million reversal of the expense for previously awarded PSUs under our PSU Plan as we determined that we would not meet the performance targets for such awards.

The table below summarizes the compensation expense for the years 2008, 2007 and 2006. This compensation expense was recorded in selling, general and administrative expenses.

	For the Years Ended
(in millions of U.S. dollars)	2008	2007	2006
Stock options	$0.8	$3.3	9.7
Performance share units	2.2	(1.2)	1.2
Share appreciation rights	0.5	0.7	0.3
Former interim CEO award	0.8	—	—
Former CEO award	1.9	1.2	0.2
EISP award	0.1	0.2	—

Total	$6.3	$4.2	$11.4

Restructuring, Asset and Goodwill Impairments and Other Charges

2008 versus 2007

In 2008, we recorded restructuring, asset and goodwill impairments of $112.9 million, which included a $69.2 million goodwill impairment charge related to our United Kingdom reporting unit, a $35.4 million asset impairment associated with the Rights, $1.6 million of asset impairment charges related to the decline in value of certain held-for-sale assets in our North America operating segment and $6.7 million of restructuring costs associated with the Refocus Plan. In 2007, we recorded restructuring, asset and goodwill impairments of $90.8 million, which included $55.8 million for goodwill impairment related primarily to our U.S. reporting unit, $10.7 million for asset impairments, primarily related to the disposal of a bottled water production facility, the discontinuance of certain hot-filled production assets, severance costs of $24.3 million related to the organizational restructuring and headcount reductions associated with the North American Plan, and contract lease termination costs, severance and other costs related to the closures of the Wyomissing plant and warehouse and certain offices.

2007 versus 2006

Restructuring, asset and goodwill impairments were $90.8 million in 2007, which included $55.8 million for goodwill impairment related primarily to our U.S. reporting unit, $10.7 million for asset impairments, primarily related to the disposal of a bottled water production facility, the discontinuance of certain hot-filled production assets, severance costs of $24.3 million related to the organizational restructuring and headcount reductions associated with the North American Plan, and contract lease termination costs, severance and other costs related to the closures of the Wyomissing plant and warehouse and certain offices, as compared to $38.5 million in 2006, primarily for severance and contract lease termination costs relating to the closures of several production and warehouse facilities, severance costs relating to organizational streamlining as a result of the North American Plan, and the U.K. Competition Commission review of our August 2005 Macaw Acquisition.

Operating Income (Loss)

2008 versus 2007

Our operating loss in 2008 was $113.0 million, compared to an operating loss of $54.5 million in 2007, primarily due to lower gross margins and higher SG&A costs in addition to the above-mentioned restructuring and asset impairment charges in 2008.

2007 versus 2006

Our operating loss in 2007 was $54.5 million and included restructuring, asset impairments and goodwill impairments of $90.8 million, as compared with operating income of $2.3 million in 2006, which included restructuring, asset impairments and other charges of $38.5 million.

Other (income) expense, net

In 2008, we recorded $4.5 million as business interruption recovery under our insurance coverage related to our voluntary product recall that occurred in the United Kingdom in 2007. This amount was reported in Other (income) expense, net because there were no direct costs incurred in 2008 that should be offset by the insurance proceeds. In 2008, we also recorded $1.0 million of foreign exchange loss, which includes $3.2 million of foreign exchange losses related to inter-company loans. In 2007 we recorded $4.4 million of foreign exchange gains.

Interest Expense

2008 versus 2007

Net interest expense in 2008 decreased 1.5% from 2007 primarily due to lower overall average interest rates even as we had overall higher debt amounts.

2007 versus 2006

Net interest expense in 2007 was up 1.9% from 2006, primarily due to higher short-term debt balances, amendment fees for our then-existing senior credit facility and higher average interest rates.

Income Taxes

2008 versus 2007

We recorded an income tax benefit of $19.5 million in 2008 as compared with an income tax benefit of $13.9 million in 2007. This benefit reflects the settlement of certain matters that were under audit and the benefit realized from certain book losses offset by the impact of goodwill impairment charges that are not deductible for tax purposes and income generated in certain jurisdictions. The benefit of tax losses generated in the U.S. and Mexico cannot be recognized since it is “more likely than not” that these losses will not be utilized before they expire. The valuation allowance resulted in the non-recognition of approximately $24.3 million in tax benefits for the year.

2007 versus 2006

We recorded an income tax benefit in 2007 of $13.9 million, or an effective tax rate of 16.3%, as compared with an income tax benefit of $16.3 million, or an effective rate of 48.2%, in 2006. We also recognized a $21.2 million valuation allowance because it was not more likely than not we would realize our U.S. deferred tax assets.

Net Loss attributed to Cott Corporation Per Share

2008 versus 2007

Net loss attributed to Cott Corporation for 2008 was $122.8 million, or a loss of $1.73 per diluted common share, as compared to a net loss attributed to Cott Corporation of $71.4 million for 2007, or a loss of $0.99 per diluted common share.

2007 versus 2006

Net loss attributed to Cott Corporation for 2007 was $71.4 million, or a loss of $0.99 per diluted common share, as compared to a net loss attributed to Cott Corporation of $17.5 million for 2006, or a loss of $0.24 per diluted common share.

Liquidity and Capital Resources

The following table summarizes our cash flows for 2008, 2007 and 2006 as reported in our Consolidated Statements of Cash Flows in the accompanying Consolidated Financial Statements:

(in millions of U.S. dollars)	December 27, 2008	December 29, 2007	December 30, 2006
Cash provided by operating activities	$66.9	$79.5	$109.4
Cash used in investing activities	(54.8)	(78.1)	(46.5)
Cash (used in) provided by financing activities	(19.3)	12.4	(71.3)
Effect of exchange rate changes on cash	(5.5)	0.2	0.1

Net (decrease) increase in cash	(12.7)	14.0	(8.3)
Cash, beginning of period	27.4	13.4	21.7

Cash, end of period	$14.7	$27.4	$13.4

As of December 27, 2008, we had a total of $409.5 million of indebtedness. On September 19, 2008, Moody’s downgraded our Notes from B3 to Caa1 and our overall Company rating from B2 to B3. On December 22, 2008, Moody’s downgraded our Notes from B3 to Caa1 and our overall Company rating from B2 to B3. On January 30, 2009, S&P downgraded our Notes from CCC to CCC- and our overall Company rating from B- to CCC+. These ratings downgrades, and any potential future negative change in our credit rating, may make it more difficult for us to raise additional capital in the future on terms that are acceptable to us, if at all.

We believe that our level of resources, which includes cash on hand, available borrowings under the ABL facility and funds provided by operations, will be adequate to meet our expenses and debt service obligations for the next twelve months. Our ability to generate cash to meet our current expenses and debt service obligations will depend on our future performance. If we do not have enough cash to pay our debt service obligations or if the ABL facility or the Notes were to become currently due, either at maturity or as a result of a breach, we may be required to take actions such as amending our ABL facility or the indenture governing our Notes, refinancing all or part of our existing debt, selling assets, incurring additional indebtedness or raising equity.

For periods extending beyond twelve months, we believe that our ability to generate cash to meet our expenses and debt service obligations and to otherwise reduce our debt as anticipated will primarily depend on our ability to reduce the rate of revenue decline, retain a substantial amount of volume from our key customers and improve the profitability of our business. If we do not generate sufficient cash from operations or have excess debt availability to meet our expenses and debt service obligations or if the ABL facility or the Notes were to become currently due, either at maturity or as a result of a breach, we may be required to take actions such as amending our ABL facility or the indenture governing our Notes, refinancing all or part of our existing debt, selling assets, incurring additional indebtedness or raising equity. If we need to seek additional financing, there is no assurance that this additional financing will be available.

As of December 27, 2008, our total availability under the ABL facility was $163.8 million which was based on our borrowing base (accounts receivables, inventory, and fixed assets) as of November 22, 2008 (the November month-end under the terms of the credit agreement) and we had $107.5 million of ABL borrowings outstanding and $10.8 million in outstanding letters of credits. As a result, our excess availability under the ABL facility was $45.5 million. Each month’s borrowing base is not effective until submitted to the lenders, which is usually on the fifteenth of the following month. The ABL facility contains a covenant requiring a minimum fixed charge coverage ratio of 1.1 to 1.0 effective when and if excess availability is less than $30.0 million. If this covenant had been triggered as of December 27, 2008, we would not have been in compliance with the fixed charge coverage ratio. If availability is less than $37.5 million, the lenders will take dominion over the cash and will apply excess cash to reduce amounts owing under the revolver. The credit agreement governing the ABL facility requires us to maintain excess availability of at least $15.0 million. We believe we were in compliance with all of the applicable covenants under the ABL facility on December 27, 2008.

We took delivery of approximately $32.5 million of new equipment in the third quarter of 2008 and incurred $14.0 million of related infrastructure and other equipment costs to support our North America bottled water business. These investments are expected to significantly lower production costs for this line of business. We funded the new equipment commitment through an interim financing arrangement that was signed in January 2008. We executed a lease in the third quarter of 2008 and began making payments on the lease obligation. The equipment was reported as a finance lease obligation.

Operating activities

Cash provided by operating activities in 2008 was $66.9 million as compared to $79.5 million in 2007 and $109.4 million in 2006. The $12.6 million decrease from 2007 to 2008 was primarily due to reduced operating income and the timing of certain vendor invoices, offset in part by the receipt of income tax refunds and improved accounts receivable collection efforts as reflected in a decrease of our day sales outstanding (“DSO”) to 43.9 days in 2008 from 46.2 days in 2007.

The $29.9 million decrease from 2006 to 2007 was primarily the result of the increased operating loss and increase in accounts receivables as our DSO increased from 41.2 days in December 2006 to 46.2 days in December 2007. The DSO increase was primarily due to increased sales in our operating segments outside North America and new product introduction in North America. Payments related to our North American Plan were offset by an increase in our accounts payable and accrued expenses as we delayed the timing of payments of certain vendor invoices.

Investing activities

Cash used in investing activities was $54.8 million in 2008 as compared to $78.1 million in 2007 and $46.5 million in 2006. The $23.3 million decrease from 2008 to 2007 was primarily the result of reduced capital intensive projects even after our expenditures for the water bottling equipment project. The $31.6 million increase from 2006 to 2007 was primarily the result of increased capital expenditures related to our bottled water business and assets purchased for our aseptic hot-filled beverage initiatives. There were no such major projects in 2006. Also included in investing activities in 2007 were the acquisition of a water bottling business in Mexico and in 2006 the addition of information technology assets included in intangibles and other assets.

Financing activities

Cash used in financing activities was $19.3 million in 2008 as compared to cash provided of $12.4 million in 2007 and cash used of $71.3 million in 2006. The $31.7 million increase in cash used in financing activities in 2008 was primarily the result of the purchase of $6.4 million of treasury shares by an independent trustee pursuant to certain of our equity compensation plans, and a $27.8 million reduction in our short-term borrowing facilities offset in part by financing the $32.5 million water bottling equipment project. The $83.7 million difference in financing activities from 2006 to 2007 was the result of paying down in 2007 short-term borrowings that were used for capital investments in 2006. We also purchased $6.0 million face value of our 8% senior subordinated notes for cancellation in November 2007 at a purchase price of $5.5 million.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined under Item 303(a)(4) of Regulation S-K as of December 27, 2008.

Contractual obligations

The following chart shows the schedule of future payments under certain contracts, including debt agreements and guarantees, as of December 27, 2008:

	Payments due by period
(in millions of US dollars)	Total	2009	2010	2011	2012	2013	Thereafter
8% Senior subordinated notes due in 2011	$269.0	$—	$—	$269.0	$—	$—	$—
ABL Facility [1]	107.5	107.5	—	—	—	—	—
GE Obligation [2]	22.7	6.7	5.5	4.1	2.6	1.0	2.8
Capital leases	3.4	0.4	0.4	0.4	0.5	0.5	1.2
Other current debt	0.8	0.8	—	—	—	—	—
Other long-term debt	3.2	0.6	0.7	0.4	0.2	0.2	1.1
Other long-term liabilities	10.6	4.5	3.2	0.4	0.4	0.4	1.7
Interest expense [3]	79.6	28.1	23.8	23.2	1.3	1.1	2.1
Operating leases	98.9	19.6	15.6	13.3	10.4	8.4	31.6
Guarantee purchase equipment	7.3	7.3	—	—	—	—	—
Purchase obligations [4]	308.0	142.5	21.3	20.6	20.6	20.6	82.4
Other [5]	4.0	4.0	—	—	—	—	—

Total	$915.0	$322.0	$70.5	$331.4	$36.0	$32.2	$122.9

[1]	The ABL facility is considered a current liability.

[2]

We funded new water bottling equipment through an interim financing agreement signed in January 2008 (the “GE Obligation”). At the end of the GE Obligation, we will return $6.0 million of assets in exchange for the extinguishment of $6.0 million in debt.

[3]	Interest expense includes fixed interest on the Notes, the GE Obligation, the ABL facility, capital leases and other long-term liabilities. Actual amounts will differ from estimates provided.

[4]

Purchase obligations consist of commitments for the purchase of inventory, energy transactions and an information technology outsourcing contract. These obligations represent the minimum contractual obligations expected under the normal course of business.

[5]	Represents our FIN 48 liability including interest.

We also expect to recover most of the $11.7 million in income taxes recoverable over the next 12 months, which are related to tax refunds in various jurisdictions.

Debt

Our debt is summarized as follows:

(in millions of U.S. dollars)	December 27, 2008	December 29, 2007
8% senior subordinated notes due in 2011 [1]	$269.0	$269.0
Senior secured credit facility	—	102.3
ABL facility	107.5	—
GE Obligation	28.7	—
Receivables securitization	—	33.0
Other capital leases	3.4	3.1
Other debt	3.2	3.9

Total debt	411.8	411.3
Less: Short-term borrowings and current debt:
ABL facility	107.5	—
Senior secured credit facility	—	95.5
Receivables securitization	—	33.0
Other short-term debt [2]	—	8.5

Total short-term borrowings	107.5	137.0
GE obligation—current maturities	6.7	—
Other capital leases—current maturities	0.3	2.4
Other debt—current maturities	0.6	—

Total current debt	115.1	139.4

Long-term debt before discount	296.7	271.9
Less discount on 8% notes	(2.3)	(2.9)

Total long-term debt	$294.4	$269.0

[1]	Our 8% senior subordinated notes were issued at a discount of 2.75% on December 21, 2001.

[2]	Includes $6.7 million in a negative cash position as December 29, 2007.

8% Senior Subordinated Notes due in 2011

We have outstanding 8% senior subordinated notes due on December 15, 2011. As of December 27, 2008, the principal amount of the Notes was $269.0 million. The issuer of the Notes is Cott Beverages Inc., but we and most of our U.S., Canadian and U.K. subsidiaries guarantee the Notes. The interest on the Notes is payable semi-annually on June 15th and December 15th.

We may redeem all or a part of the Notes upon not less than 30 or more than 60 days’ notice. In addition to the redemption price, accrued and unpaid interest and liquidated damages (as defined in the indenture governing the Notes) are due. The redemption price is currently 101.333%, declining to 100% on December 15, 2009.

We may, from time to time, depending on market conditions, including without limitation whether the Notes are then trading at discounts to their respective face amounts, repurchase Notes for cash and/or in exchange for shares of our common stock, warrants, preferred stock, debt or other consideration, in each case in open market purchases and/or privately negotiated transactions. The amounts that we may repurchase as permitted by the covenants in the ABL is limited to $15 million. However, the covenants in our ABL facility require us to have $75.0 million of availability after any such repurchase and a fixed charge coverage ratio of at least 1 to 1 for a period of four consecutive quarters. During 2007, we repurchased and cancelled $6.0 million face value of such Notes on the open market at a purchase price of $5.5 million.

ABL facility

On March 31, 2008, we entered into a new ABL credit facility that provides financing for the United States, Canada, the United Kingdom and Mexico. Cott Corporation, Cott Beverages Inc. and Cott Beverages Limited are borrowers under the ABL facility. The debt under the ABL facility is guaranteed by most of our U.S., United Kingdom, Canadian and Mexican subsidiaries. The ABL facility replaced our former senior secured credit facilities in the United States, Canada, the United Kingdom, and Mexico and our receivables securitization facility in the United States, the latter of which was terminated on March 28, 2008. At that time, there were no amounts due under the receivables securitization facility. On March 31, 2008, we paid off the remaining balance and terminated the former senior secured credit facility.

The ABL facility is a five-year revolving facility of up to $250.0 million. The five-year term runs through March 2013 but is subject to the refinancing of the Notes; the new ABL facility will mature early if the Notes have not been refinanced six months prior to their maturity (i.e. June 2011) on terms and conditions specified in the ABL facility.

The amount available under the ABL facility is dependent on a borrowing base calculated as a percentage of the value of eligible inventory, accounts receivable and property, plant and equipment. The ABL facility has subfacilities for letters of credit and swingline loans and geographical sublimits for Canada ($40.0 million) and the United Kingdom ($75.0 million).

The interest rate margin on loans under the ABL facility was fixed for the first six months of the term, and now varies quarterly based on our average aggregate availability. The interest rate on LIBOR (or other fixed rate) loans for the first six months was LIBOR (or such other fixed rate) plus 2.50%. Prime (or other variable rate) loans during the first six months bore an interest rate of prime (or such other variable rate) plus 1.00%. The interest rate margin remains at these rates.

Beginning on September 29, 2008, the interest rate on LIBOR and Prime loans is now based on average aggregate availability as follows:

(in millions of U.S. dollars)	Average Aggregate Availability	ABR Spread	Canadian Prime Spread	Eurodollar Spread	LIBOR Spread
	Over $175	0.50%	0.50%	2.00%	2.00%
	$100 – 175	0.75%	0.75%	2.25%	2.25%
	$50 – 100	1.00%	1.00%	2.50%	2.50%
	Under $50	1.25%	1.25%	2.75%	2.75%

The interest rate for the ABL facility as of December 27, 2008 was 3.2%. As of December 27, 2008, our ABL borrowings are comprised of $90.0 million of LIBOR borrowings and $17.5 million of ABR Spread borrowings. Our commitment fee also changes based on the average utilization of the ABL facility. This fee ranges from 0.25% per annum to 0.375% per annum. We currently pay 0.375% per annum.

We incurred $5.3 million of financing fees in connection with the ABL facility. The financing fees are being amortized over a five-year period, which represents the life of the ABL facility.

GE Financing Agreement

We funded $32.5 million of new water bottling equipment through an interim financing agreement signed in January 2008. We executed a lease in the third quarter of 2008 and began making payments on the lease obligation. It is being reported as a finance lease obligation. The quarterly payments under the lease obligation total approximately $8.8 million per annum for two years, $5.3 million per annum for the subsequent two years, then $1.7 million per annum for the final four years.

Credit Ratings and Covenant Compliance

Credit Ratings

On September 19, 2008, Moody’s downgraded our Notes from B3 to Caa1 and our overall Company rating from B2 to B3. On December 22, 2008, Moody’s downgraded our Notes from B3 to Caa1 and our overall Company rating from B2 to B3. On January 30, 2009, S&P downgraded our Notes from CCC to CCC- and our overall Company rating from B- to CCC+ with a stable outlook.

Covenant Compliance

ABL facility

We and our restricted subsidiaries are subject to a number of business and financial covenants and events of default under the ABL facility. The debt under the ABL facility is guaranteed by most of our U.S., United Kingdom, Canadian and Mexican subsidiaries. The ABL facility contains customary limitations on indebtedness, liens, mergers, consolidations, liquidations and sales, payment of dividends, investments, loans and advances, optional payments and modifications of subordinated and other debt instruments, and transactions with affiliates. Events of default under the ABL facility include nonpayment, inaccuracy of representations and warranties (which would include the occurrence of an event having a material adverse effect), violation of covenants, cross-default to other indebtedness, bankruptcy, material judgments, and a change of control of the Company. Upon the occurrence of an event of default, the lenders may terminate the commitments and declare all loans due and payable. We have agreed to a mandatory prepayment provision (but without a reduction of the commitment), subject to certain exceptions, upon a sale or transfer of assets of a borrower or guarantor, upon the sale of any common stock or other equity, upon the receipt of proceeds from the issuance of any indebtedness, upon the occurrence of an availability shortfall under the revolver, or upon receipt of insurance proceeds or condemnation awards.

As of December 27, 2008, our total availability under the ABL facility was $163.8 million, which was based on our borrowing base (accounts receivables, inventory, and fixed assets) as of November 22, 2008 (the November month-end under the terms of the credit agreement), and we had $107.5 million of ABL borrowings outstanding and $10.8 million in outstanding letters of credits. As a result, our excess availability under the ABL facility was $45.5 million. Each month’s borrowing base is not effective until submitted to the lenders, which is usually on the fifteenth of the following month. The ABL facility contains a covenant requiring a minimum fixed charge coverage ratio of 1.1 to 1.0 effective when and if excess availability is less than $30.0 million. If this covenant had been triggered as of December 27, 2008, we would not have been in compliance with the fixed charge coverage ratio. If availability is less than $37.5 million, the lenders will take dominion over the cash and will apply excess cash to reduce amounts owing under the revolver. The credit agreement governing the ABL facility requires us to maintain excess availability of at least $15.0 million. We believe we were in compliance with all of the applicable covenants under the ABL facility on December 27, 2008.

8% Senior Subordinated Notes due in 2011

The indenture governing the Notes contains a number of business and financial covenants and events of default that apply to the issuer and the guarantors. In addition to us, the guarantors are, in general, the subsidiaries organized in Canada, the U.S., and the United Kingdom. Events of default or triggers for prepayment provided for under the indenture include, among others: (i) a change of control of us in certain circumstances; (ii) unsatisfied judgments or cross-default or cross-acceleration to other indebtedness in excess of $10.0 million, in the case of the indenture; (iii) our insolvency or that of the restricted subsidiaries; and (iv) covenant default under the credit facilities or indenture.

We believe we have been in compliance with all of the covenants under the Notes and there have been no amendments to any such covenants since they were issued. See Note 15 to the consolidated financial statements contained in this Annual Report on Form 10-K.

Capital structure

In 2008, equity decreased by $205.3 million from 2007. The decrease was primarily the result of a net loss attributed to Cott Corporation of $122.8 million, $5.4 million in stock purchases by an independent trustee under certain of our benefit plans that are treated as treasury stock under the accounting rules, a $76.6 million foreign currency translation loss on the net assets of self-sustaining foreign operations and $3.5 million of deferred pension losses, offset by $5.3 million of share-based compensation expense. The foreign currency translation adjustment resulted primarily from the 26.0% decrease in the pound sterling, the 19.1% decrease in the Canadian dollar and the 18.7% decrease in the Mexican peso relative to the U.S. dollar since December 2007.

Dividend payments

No dividends were paid in 2008 and we do not expect to change this policy in 2009 as we intend to use cash for future growth or debt repayment.

There are certain restrictions on the payment of dividends under our credit facility and Notes indenture.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not trade market risk sensitive instruments.

Foreign exchange

We are exposed to changes in foreign currency exchange rates. Operations outside of the U.S. accounted for approximately 39.0% of 2008 revenue and 39.0% of 2007 revenue, and are concentrated principally in the U.K., Canada and Mexico. We translate the revenues and expenses of our foreign operations using average exchange rates prevailing during the period. The effect of a 10.0% change in foreign currency exchange rates among the U.S. dollar versus the Canadian dollar, pound sterling and Mexican peso as of December 27, 2008 at current levels of foreign debt and operations would result in our revenues in 2008 changing by $62.3 million and our gross profit in 2008 changing by $4.3 million. These changes would be material to our cash flows and results of operations.

Debt obligations and interest rates

We have exposure to interest rate risk from the outstanding principal amounts of our short-term and long-term debt. Our long-term debt is fixed and our short-term debt is variable. Our short-term credit facilities are vulnerable to fluctuations in the U.S. short-term base rate and the LIBOR rate. At current debt levels as of December 27, 2008, a 100 basis point increase in the current per annum interest rate for our ABL facility (excluding the $10.8 million outstanding letters of credit) would result in $1.1 million of additional interest expense during the next year. This change would not be material to our cash flows or our results of operations. The weighted average interest rate of our debt outstanding at December 27, 2008 was 6.7%.

We regularly review the structure of our indebtedness and consider changes to the proportion of floating versus fixed rate debt through refinancing, interest rate swaps or other measures in response to the changing economic environment. Historically, we have not used derivative instruments to manage interest rate risk. If we use and fail to manage these derivative instruments successfully, or if we are unable to refinance our indebtedness or otherwise increase our debt capacity in response to changes in the marketplace, the expense associated with debt service could increase. This would negatively impact our financial condition and profitability.

The information below summarizes our market risks associated with long-term debt obligations as of December 27, 2008. The table presents principal cash flows and related interest rates by year of maturity. Interest rates disclosed represent the actual weighted average rates as of December 27, 2008.

	Debt Obligations
(in millions of US dollars)	Outstanding debt balance	Weighted average interest rate for debt maturing
Debt maturing in:
2009	$7.7	7.9%
2010	6.5	7.9%
2011	274.0	8.0%
2012	3.3	8.0%
2013	1.7	7.9%
Thereafter	5.1	3.5%

Total	$298.3	7.9%

Commodity Price Risk

The competitive marketplace in which we operate may limit our ability to recover increased costs through higher prices. As a result, we are subject to market risk with respect to commodity price fluctuations principally related to our purchases of aluminum, PET resin and HFCS. When possible, we manage our exposure to this risk primarily through the use of supplier pricing agreements, which enable us to establish the purchase prices for certain commodities. We estimate that a 10% increase in the market prices of PET over the current market prices would cumulatively increase our cost of sales during the next 12 months by approximately $11.4 million. This change would be material to our cash flows and our results of operations.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial statements and exhibits filed under this item are listed in the index appearing in Item 15 of this report.

COTT CORPORATION

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareowners of Cott Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Cott Corporation and its subsidiaries at December 27, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the year ended December 27, 2008 listed in the index appearing under Item 15(a)(2) of the Company’s 2008 Annual Report on Form 10K (not presented herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 27, 2008, based on criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and the financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting under Item 9A of the Company’s 2008 Annual Report on Form 10K (not presented herein). Our responsibility is to express an opinion on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As discussed in Note 1, the consolidated financial statements have been retrospectively adjusted for the December 28, 2008 adoption of Statement of Financial Accounting Standards No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.”

/s/     PricewaterhouseCoopers LLP

Tampa, Florida

March 11, 2009 (except as it relates to the effects of the adoption of SFAS 160 as discussed in Note 1, as to which the date is May 29, 2009)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareowners of Cott Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Cott Corporation and its subsidiaries at December 29, 2007, and the results of their operations and their cash flows for each of the two years in the period ended December 29, 2007, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) of the Company’s 2008 Annual Report on Form 10K (not presented herein) for each of the two years in the period ended December 29, 2007 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.”

As discussed in Note 1, the consolidated financial statements have been retrospectively adjusted for the December 28, 2008 adoption of Statement of Financial Accounting Standards No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.”

/s/    PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario

March 10, 2008, (except for Note 9 for which the date is as of March 11, 2009 and as it relates to the effects of the adoption of SFAS 160 as discussed in Note 1, as to which the date is May 29, 2009)

Cott Corporation

Consolidated Statements of Loss

	For the Years Ended
(In millions of U.S. dollars except share and per share data)	December 27, 2008	December 29, 2007	December 30, 2006
Revenue, net	$1,648.1	$1,776.4	$1,771.8
Cost of sales	1,467.1	1,578.0	1,554.9

Gross profit	181.0	198.4	216.9
Selling, general and administrative expenses	179.8	161.9	176.1
Loss on disposal of property, plant & equipment	1.3	0.2	—
Restructuring, asset and goodwill impairments—Note 2
Restructuring	6.7	24.3	20.5
Goodwill impairments	69.2	55.8	—
Asset impairments	37.0	10.7	15.4
Other	—	—	2.6

Operating (loss) income	(113.0)	(54.5)	2.3
Other (income) expense, net	(4.7)	(4.7)	0.1
Interest expense, net	32.3	32.8	32.2

Loss before income taxes	(140.6)	(82.6)	(30.0)
Income tax benefit—Note 5	(19.5)	(13.9)	(16.3)

Net loss	(121.1)	(68.7)	(13.7)
Less: Net income attributable to the non-controlling interests	1.7	2.7	3.8

Net loss attributed to Cott Corporation	$(122.8)	$(71.4)	$(17.5)

Net loss per common share attributed to Cott Corporation—Note 8
Basic	$(1.73)	$(0.99)	$(0.24)
Diluted	$(1.73)	$(0.99)	$(0.24)

Weighted average outstanding shares (thousands) attributed to Cott Corporation
Basic	71,017	71,831	71,726
Diluted	71,017	71,831	71,773

The accompanying notes are an integral part of these consolidated financial statements.

Cott Corporation

Consolidated Balance Sheets

(In millions of U.S. dollars except share data)	December 27, 2008	December 29, 2007
Assets
Current assets
Cash & cash equivalents	$14.7	$27.4
Accounts receivable, net of allowance of $5.5 ($4.9 as of December 29, 2007)	164.4	195.4
Income taxes recoverable	7.7	32.8
Inventories—Note 11	111.1	130.1
Prepaid and other expenses	9.3	10.2
Deferred income taxes	3.0	2.5

	310.2	398.4
Property, plant and equipment	346.8	388.4
Goodwill	27.0	108.3
Intangibles and other assets—Note 13	169.6	236.0
Deferred income taxes	10.3	13.3
Other tax receivable	9.2	—

	$873.1	$1,144.4

Liabilities and Shareowners’ Equity
Current liabilities
Short-term borrowings—Note 15	$107.5	$137.0
Current maturities of long-term debt	7.6	2.4
Income taxes payable	0.1	—
Accounts payable and accrued liabilities	166.7	195.4

	281.9	334.8
Long-term debt—Note 15	294.4	269.0
Other long-term liabilities—Note 2	16.0	18.1
Other tax liabilities	18.3	36.6
Deferred income taxes	16.0	34.1

	626.6	692.6
Contingencies and Commitments—Note 17

Shareowners’ equity
Capital stock, no par—71,871,330 (2007 – 71,871,330) shares issued	275.0	275.0
Treasury stock—Note 18	(6.4)	—
Restricted shares	—	(0.4)
Additional paid-in-capital	38.1	32.2
(Accumulated deficit) retained earnings	(29.7)	93.1
Accumulated other comprehensive income (loss)	(47.8)	32.3

Total Cott Corporation shareowners’ equity	229.2	432.2
Non-controlling interests	17.3	19.6

Total equity	246.5	451.8

	$873.1	$1,144.4

Approved by the Board of Directors:

/s/ Graham Savage
Director

The accompanying notes are an integral part of these consolidated financial statements.

Cott Corporation

Consolidated Statements of Equity

	Cott Corporation Shareowners’ Equity
(In millions of U.S. dollars except share data)	Number of Common Shares (In Thousands)	Number of Treasury Shares (In Thousands)	Common Shares	Treasury Shares	Restricted Shares	Additional Paid-in-Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Non- Controlling Interests	Total Equity
Balance at December 31, 2005 as originally reported	71,712	—	$273.0	$—	$—	$18.4	$186.2	$4.3	—	$481.9
Effects of Adoption of SFAS No. 160	—	—	—	—	—	—	—	—	22.5	22.5

Balance at December 31, 2005, as adjusted	71,712	—	273.0	—	—	18.4	186.2	4.3	22.5	504.4
Options exercised—Note 6	38	—	0.4	—	—	—	—	—		0.4
Restricted shares—Note 6	—	—	—	—	(0.7)	—	—	—		(0.7)
Share-based compensation—Note 6	—	—	—	—	—	11.4	—	—		11.4
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	(5.4)	(5.4)
Net (loss) income	—	—	—	—	—	—	(17.5)	—	3.8	(13.7)
Comprehensive loss—Note 7
Currency translation adjustment	—	—	—	—	—	—	—	12.8		12.8
Change in unrealized loss on cash flow hedges	—	—	—	—	—	—	—	0.4		0.4
Other Comprehensive loss										13.2
Comprehensive loss										(0.5)

Balance at December 30, 2006	71,750	—	$273.4	$—	$(0.7)	$29.8	$168.7	$17.5	20.9	$509.6

Options exercised—Note 6	53	—	0.5	—	—	—	—	—		0.5
Common shares issued—Note 6	68	—	1.1	—	—	—	—	—		1.1
Restricted shares—Note 6	—	—	—	—	0.3	—	—	—		0.3
Share-based compensation— Note 6	—	—	—	—	—	3.9	—	—		3.9
Reclassified share-based compensation to liabilities—Note 6	—	—	—	—	—	(0.4)	—	—		(0.4)
Adjustment for adoption of FASB Interpretation No. 48—Note 5	—	—	—	—	—	(4.6)	(4.2)	—		(8.8)
Adjustment for adoption SFAS 158	—	—	—	—	—	—	—	(2.2)		(2.2)
Change in uncertain tax positions—Note 5	—	—	—	—	—	3.5	—	—		3.5
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	(4.0)	(4.0)
Net (loss) income	—	—	—	—	—	—	(71.4)	—	2.7	(68.7)
Comprehensive loss—Note 7
Currency translation adjustment	—	—	—	—	—	—	—	17.9		17.9
Pension liabilities	—	—	—	—	—	—	—	(0.9)		(0.9)
Other Comprehensive loss										17.0
Comprehensive loss										(51.7)

Balance at December 29, 2007	71,871	—	$275.0	$—	$(0.4)	$32.2	$93.1	$32.3	19.6	$451.8

Treasury shares—Note 18	—	1,954	—	(5.4)	—	—	—	—		(5.4)
Treasury shares purchased—EISP—Note 18	—	353	—	(1.0)	—	1.0	—	—		—
Restricted shares—Note 6	—	—	—	—	0.4	(0.4)	—	—		—
Share-based compensation—Note 6	—	—	—	—	—	5.3	—	—		5.3
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	(3.9)	(3.9)
Net (loss) income	—	—	—	—	—	—	(122.8)	—	1.7	(121.1)
Comprehensive loss—Note 7
Currency translation adjustment	—	—	—	—	—	—	—	(76.6)	(0.1)	(76.7)
Pension liabilities	—	—	—	—	—	—	—	(3.5)		(3.5)
Other Comprehensive loss										(80.2)
Comprehensive loss										(201.3)

Balance at December 27, 2008	71,871	2,307	$275.0	$(6.4)	$—	$38.1	$(29.7)	$(47.8)	17.3	$246.5

The accompanying notes are an integral part of these consolidated financial statements.

Cott Corporation

Consolidated Statements of Cash Flows

	For the Years Ended
(In millions of U.S. dollars)	December 27, 2008	December 29, 2007	December 30, 2006
Operating Activities
Net loss	$(121.1)	$(68.7)	$(13.7)
Depreciation and amortization	80.7	71.7	86.8
Amortization of financing fees	1.1	1.8	1.1
Share-based compensation expense	5.6	4.2	11.4
Deferred income taxes	(13.4)	0.1	(6.6)
(Decrease) increase in other income tax liabilities	(22.7)	0.9	—
Gain on repurchase of notes	—	(0.4)	—
Loss on disposal of property, plant & equipment	1.3	0.2	—
Asset impairments	1.6	10.7	15.4
Intangible asset impairments	35.4	—	—
Goodwill impairments	69.2	55.8	—
Lease contract termination loss	0.3	12.5	7.7
Lease contract termination payments	(3.8)	(7.7)	—
Other non-cash items	3.1	(0.1)	4.3
Change in accounts receivable	8.5	(7.3)	9.9
Change in inventories	6.4	7.0	15.2
Change in prepaid expenses and other current assets	(0.7)	0.8	0.5
Change in other assets	(6.0)	—	—
Change in accounts payable and accrued liabilities	(3.9)	13.0	(22.6)
Change in income taxes recoverable	25.3	(15.0)	—

Net cash provided by operating activities	66.9	79.5	109.4

Investing Activities
Additions to property, plant and equipment	(55.9)	(73.3)	(35.1)
Additions to intangibles	(3.4)	(3.9)	(13.0)
Proceeds from disposal of property, plant & equipment	4.5	1.3	1.6
Acquisition of businesses and business assets	—	(2.2)	—

Net cash used in investing activities	(54.8)	(78.1)	(46.5)

Financing Activities
Payments of long-term debt	(9.0)	(8.3)	(1.0)
Issuance of long-term debt	33.8	1.4	—
Payments on credit facility, net	(127.5)	—	—
Short-term borrowings, net	(8.1)	23.1	(65.9)
Short-term borrowings, ABL	1,300.3	—	—
Short-term repayments, ABL	(1,192.7)	—	—
Distributions to non-controlling interests	(3.9)	(4.0)	(5.4)
Issuance of common shares	—	0.5	0.4
Purchase of treasury shares	(6.4)	—	—
Deferred financing fees	(5.3)	—	—
Other financing activities	(0.5)	(0.3)	0.6

Net cash (used in) provided by financing activities	(19.3)	12.4	(71.3)

Effect of exchange rate changes on cash	(5.5)	0.2	0.1

Net (decrease) increase in cash	(12.7)	14.0	(8.3)
Cash, beginning of period	27.4	13.4	21.7

Cash, end of period	$14.7	$27.4	$13.4

Supplemental Noncash Financing Activities:
Capital lease additions	$4.6	$—	$4.5

Supplemental Disclosure of Cash Paid For:
Interest	$31.1	$33.3	$32.1
Income taxes paid (refund), net	(9.6)	(0.2)	7.7

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

Description of Business

Cott Corporation, together with its consolidated subsidiaries (“Cott,” “the Company,” “our Company,” “Cott Corporation,” “we,” “us,” or “our”), is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink provider. In addition to carbonated soft drinks (“CSDs”), our product lines include clear, still and sparkling flavored waters, juice-based products, bottled water, energy drinks and ready-to-drink teas.

Note 1—Summary of Significant Accounting Policies

Basis of presentation

These consolidated financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) using the U.S. dollar as the reporting currency, as the majority of our business and the majority of our shareowners are in the U.S.

We operate in five operating segments—North America (which includes the U.S. reporting unit and Canada reporting unit), United Kingdom (“U.K.”) (which includes our United Kingdom reporting unit and our Continental European reporting unit), Mexico, Royal Crown International (“RCI”) and All Other (which includes our Asian reporting unit). We closed our active Asian operations at the end of fiscal year 2008. We changed our operating segments in the third quarter of 2008 to reflect a change in our management structure and how information is reported to management.

Basis of consolidation

The financial statements consolidate our accounts, our wholly-owned and majority-owned subsidiaries and joint ventures where we are exposed to the majority of the expected losses or returns. All intercompany transactions and accounts have been eliminated in consolidation.

During the period ended September 27, 2008, we identified an error related to the expensing of certain information technology software costs that were previously capitalized and amortized over an estimated life and during the period ended December 27, 2008, we identified errors relating to foreign exchange gains and losses relating to intercompany debt transactions. We assessed the materiality of these items on the income for the full fiscal year ended December 27, 2008, as well as for the quarter ended September 27, 2008, year ended December 29, 2007 and all other periods subsequent to those dates, in accordance with the SEC’s Staff Accounting Bulletin No. 99 (“SAB 99”), and concluded that these errors were not material to any such periods. In accordance with SEC’s Staff Accounting Bulletin No. 108 (“SAB 108”), the December 27, 2008 consolidated financial statements herein have been revised to correct the immaterial errors and to reflect the corrected balances of other expense, currency translation adjustment, intangible assets and selling, general and administrative expenses as of that date. This correction resulted in a reduction of intangible assets of $4.6 million and an increase in selling, general and administrative expenses of $4.6 million and net other expense of $1.0 million in the Consolidated Statements of (Loss) Income.

Accumulated Other Comprehensive Loss as of December 29, 2007 includes an out of period adjustment to record the unfunded liability of our U.K. Pension Plan. The adjustment of $2.2 million (net of income tax of $0.9 million) was to adopt SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)” (“SFAS 158”), which required that we record the unfunded status of the pension plan. We should have recognized this adjustment to Accumulated Other Comprehensive Loss on December 30, 2006. In addition, we recorded an out of period adjustment in Accumulated Other Comprehensive Loss to recognize a minimum pension liability of $0.9 million (net of tax of $0.3 million) as required by SFAS No. 87 “Employers Accounting for Pensions” (“SFAS 87”) and SFAS 158 for our U.K. Pension Plan. Since the U.K. pension plan is sponsored by our U.K. subsidiary, the recording of the minimum plan liability required an out-of-period adjustment of $1.0 million to reduce the currency translation adjustment recorded in Other Comprehensive Income (Loss). We should have recognized minimum pension liabilities and the corresponding effect of currency translation in prior years. The recording of the pension plan did not have a material impact on the Consolidated Statement of Loss (Income) and we have concluded, through a quantitative and qualitative analysis, that the adjustments to Accumulated Other Comprehensive Loss are not material to 2007 or prior years’ consolidated financial statements.

Reclassifications and Revisions

Certain of the comparative figures have been revised to correctly reflect the current period’s presentation, which includes a reclassification of $4.5 million from accrued liabilities to accounts receivable and certain income tax line items discussed in Note 5. The revision had no impact on Consolidated Statement of (Loss) Income and Statements of Cash Flows.

Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The consolidated financial statements include estimates and assumptions which, in the opinion of management, were significant to the underlying amounts representing the future valuation of intangible assets and goodwill, accounting for share-based compensation, realization of deferred income tax assets and the resolution of tax contingencies. We review long-lived assets and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Determining whether impairment has occurred requires various estimates and assumptions including estimates of cash flows that are directly related to the potentially impaired asset, the useful life over which cash flows will occur and their amounts. The measurement of an impairment loss requires an estimate of fair value, which is based on cash flow estimates and the application of an appropriate discount rate.

Change in Accounting Principle

On December 28, 2008, we adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for noncontrolling interests in subsidiaries. This statement requires the reporting of all noncontrolling interests as a separate component of stockowners’ equity, the reporting of consolidated net income (loss) as the amount attributable to both the parent and the noncontrolling interests and the separate disclosure of net income (loss) attributable to the parent and to the noncontrolling interests. In addition, this statement provides accounting and reporting guidance related to changes in noncontrolling ownership interests. Other than the reporting requirements described above which require retrospective application, the provisions of SFAS 160 are to be applied prospectively upon adoption. The disclosure requirements of SFAS 160 have resulted in changes to our prior period consolidated financial presentation and the remeasurement of our effective tax rates. We reported non-controlling interests as a component of equity in our Consolidated Balance Sheets and below income tax expense in our Consolidated Statements of Operations.

Recently issued accounting pronouncements

On December 30, 2007, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) for financial assets and liabilities. There was no cumulative effect related to the adoption of SFAS 157 and the adoption did not have a material impact on our financial position or results of operations. As permitted by FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157,” we elected to defer the adoption of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in our financial statements on a recurring basis.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 also includes an amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which applies to all entities with available-for-sale and trading securities. This statement is effective as of the beginning of an entity’s first fiscal year that began after November 15, 2007. We chose not to elect the fair value option for our financial assets and liabilities existing at December 30, 2007, and did not elect the fair value option on financial assets and liabilities transacted in the year ended December 27, 2008. Therefore, the adoption of SFAS 159 had no impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.” This statement significantly changes the financial accounting and reporting of business combination transactions. The provisions of this statement are to be applied prospectively to business combination transactions in the first annual reporting period beginning on or after December 15, 2008. We expect this to have an impact on our accounting for future business combinations once adopted but the effect is dependent upon acquisitions made in the future.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 increases the disclosure requirements for derivative instruments and hedging activities to improve the transparency of financial reporting. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The provisions of this statement are to be applied prospectively in the first annual reporting period beginning on or after November 15, 2008 with comparative disclosures for earlier periods at initial adoption being optional. We are currently evaluating the impact of this standard on our disclosure. Since we currently do not have any derivative instruments for which SFAS 161 applies, we do not expect any impact upon adoption of this statement.

In December 2008, the FASB issued FASB Staff Position (FSP) No.132 (R)-1, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“FSP 132R-1”). FSP 132R-1 requires enhanced disclosures about the plan assets of a Company’s defined benefit pension and other postretirement plans. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. This FSP is effective for us for the year ending December 26, 2009.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This FSP becomes effective for us on December 28, 2008. We are still in the process of evaluating the impact of FSP 142-3 on our consolidated financial statements.

Revenue recognition

We recognize revenue, net of sales returns, when ownership passes to customers for products manufactured in our own plants and/or by third parties on our behalf, and when prices to our customers are fixed and collection is reasonably assured. This may be upon shipment of goods or upon delivery to the customer, depending on contractual terms. Shipping and handling costs paid by the customer to us are included in revenue. Although we accept returns of products from our customers occasionally, such returns, historically, have not been material.

Sales incentives

We participate in various incentive programs with our customers, including volume-based incentives, promotional allowance incentives and contractual rebate incentives. Sales incentives are based on our customers achieving volume targets for a period of time. They are deducted from revenue and accrued as the incentives are earned and are based on management’s estimate of the total the customer is expected to earn and claim. We regularly review customer sales forecasts to ensure volume targets will be met and adjust incentive accruals accordingly.

Cost of sales

We record shipping and handling and finished goods inventory costs in cost of sales. Finished goods inventory costs include the cost of direct labor and materials and the applicable share of overhead expense chargeable to production.

Selling, general and administrative expenses

We record all other expenses not charged to production as selling, general and administrative expenses.

Share-based compensation

Effective January 1, 2006, we adopted SFAS No. 123R, “Share-Based Payments” (“SFAS 123R”), using the modified prospective approach and therefore have not restated results for prior periods. Under the modified prospective approach, share-based compensation expense for the year ended December 30, 2006 includes compensation expense for all share-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Share-based compensation expense for all share-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. We recognized these compensation costs net of a forfeiture rate on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three years. We estimated the forfeiture rate for fiscal 2006 based on our historical experience with forfeitures during the preceding three fiscal years.

Upon adoption of SFAS 123R, we used the long form method for calculating the tax effect of share-based compensation. Under this method, we determine the beginning balance of additional paid-in capital related to the tax effects of the employee share-based compensation as if we had adopted the recognition provisions of SFAS 123 since its effective date of January 1, 1995. On an ongoing basis, additional paid-in capital is adjusted by the tax impact related to the difference between the amount deducted for tax purposes and the compensation cost for accounting purposes. Where the tax deduction exceeds book compensation cost, an increase in additional paid-in capital is recorded. Where the tax deduction is less than book compensation cost, a reduction in additional paid-in capital is recorded to the extent there is an accumulated balance or charged to income tax expense if a shortfall remains after the accumulated additional paid-in capital is brought to zero.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities not exceeding three months at the time of purchase. The fair values of our cash and cash equivalents approximate the amounts shown on our Consolidated Balance Sheets due to their short-term nature.

Allowance for Doubtful Accounts

A portion of our accounts receivable are not expected to be collected due to non-payment, bankruptcies and sales returns. Our accounting policy for the provision for doubtful accounts requires us to reserve an amount based on the evaluation of the aging of accounts receivable, sales return trend analysis, detailed analysis of high-risk customers’ accounts, and the overall market and economic conditions of our customers.

Inventories

Inventories are stated at the lower of cost, determined on the first-in, first-out method, or net realizable value. Returnable bottles and plastic shells are valued at the lower of cost, deposit value or net realizable value. Finished goods and work-in-process include the cost of raw materials, direct labor and manufacturing overhead costs.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the assets as follows:

Buildings	10 to 50 years
Machinery and equipment	7 to 15 years
Furniture and fixtures	3 to 10 years
Plates, films and molds	0 to 10 years
Vending	5 to 10 years
Transportation equipment	3 to 15 years

Leasehold improvements are amortized using the straight-line method over the remaining life of the lease. Maintenance and repairs are charged to operating expense when incurred.

Goodwill and indefinite life intangible assets

	December 27	December 29
(in millions of U.S. dollars)	2008	2007
Balance at beginning of year	$108.3	$158.4
Impairment losses recognized—Note 2	(69.2)	(55.8)
Foreign exchange	(12.1)	5.7

Balance at end of year	$27.0	$108.3

Goodwill represents the excess purchase price of acquired businesses over the fair value of the net assets acquired. With the implementation of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) in 2002, goodwill and intangible assets with an indefinite life are no longer amortized, but instead are tested at least annually for impairment in the fourth quarter or more frequently if we determine a triggering event has occurred during the year. Any impairment loss is recognized in our results of operations. In accordance with SFAS 142, we evaluate goodwill for impairment on an operating segment basis. Operating segments are operations for which discrete financial information is available. The evaluation of goodwill for each operating segment is based upon the following approach. We compare the fair value of an operating segment to its carrying amount. Where the carrying amount is greater than the fair value, the implied fair value of the operating segment goodwill is determined by allocating the fair value of the operating segment to all the assets and liabilities of the operating segment with any of the remainder being allocated to goodwill. The implied fair value of the operating segment goodwill is then compared to the carrying amount of that goodwill to determine the impairment loss. Any impairment in value is recognized in net (loss) income.

We measure the fair value of reporting units using a mix of the income approach (which is based on the discounted cash flow of the entity) and the public company approach. Because the business is assumed to continue in perpetuity, the discounted future cash flow includes a terminal value. The long-term growth assumptions incorporated into the discounted cash flow calculation reflect our long-term view of the market

(with estimated revenue changes between -6.0% and 9.0%) and a discount rate of 12.0%) based on the weighted average cost of capital a market participant would use if evaluating the reporting unit as an investment.

Each year during the fourth quarter, we re-evaluate the assumptions used to reflect changes in the business environment. Based on the evaluation performed this year, we determined that the fair value of our Canada reporting unit exceeded its carrying amount and as a result further impairment testing was not required.

We determined that as of September 27, 2008, our United Kingdom reporting unit’s goodwill was impaired based on our estimate of its fair value. This was triggered due to declines in our forecasts of volumes and the profit margin of products in the United Kingdom, which resulted in lower revenues and operating income than the forecast used to value this asset in our 2007 impairment analysis. Allocating this fair value to the assets and liabilities to the United Kingdom reporting unit resulted in a $69.2 million goodwill impairment charge.

Our only intangible asset with an indefinite life relates to the 2001 acquisition of intellectual property from Royal Crown Company, Inc. including the right to manufacture our concentrates, with all related inventions, processes, technologies, technical and manufacturing information, know-how and the use of the Royal Crown brand outside of North America and Mexico (the “Rights”) which has a net book value of $45.0 million as more fully described in Note 2 to the Financial Statements. Prior to 2001, we paid a volume based royalty to the Royal Crown Company for purchase of concentrates. There are no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of this intangible. In accordance with SFAS 142 and based on the aforementioned factors, the life of the Rights is considered to be indefinite and therefore not amortized, and tested annually for impairment. For an intangible asset with an indefinite life, we compare the carrying amount of the rights to their fair value and where the carrying amount is greater than the fair value, we recognize in income an impairment loss. To determine fair value, we use a relief from royalty method which calculates a fair value royalty rate which is applied to a forecast of future volume shipments of concentrate that is used to produce CSDs. The resulting future cash flows are discounted using the same assumptions discussed above for goodwill. We also evaluate on an annual basis, or more frequently if events or changes in circumstances so require, the fair value of the Rights. As of September 27, 2008, we recorded an asset impairment related to the Rights of $27.4 million, triggered primarily due to the decline of our North America case volume (including reductions in volume with Wal-Mart) and lower anticipated overseas concentrate volume by our RCI operating segment. We incurred an additional $8.0 million asset impairment as of December 27, 2008 to reflect additional anticipated volume declines in our RCI operating segment for a total impairment of $35.4 million.

Due to the ongoing decline in the CSD markets we determined that as of December 29, 2007 our U.S. reporting unit’s goodwill was impaired based on our estimate of its fair value. Allocating this fair value to the assets and liabilities of the U.S. reporting unit resulted in a $55.0 million goodwill impairment charge. We also determined that the decision to dispose of the Revelstoke, British Columbia operation resulted in a $0.8 million impairment of goodwill.

Intangibles and other assets

As of December 27, 2008, other intangible assets were $124.6 million, which consisted principally of $87.6 million of customer relationships that arise from acquisitions and trademarks of $11.6 million. Customer relationships are amortized on a straight-line basis for the period over which we expect to receive economic benefits which is up to 15 years. We review the estimated useful life of these intangible assets annually taking into consideration the specific net cash flows related to the intangible asset unless it is required more frequently due to a triggering event such as the loss of a customer. The permanent loss of any customer included in the intangible asset would result in impairment in the value of the intangible asset or accelerated amortization and could lead to an impairment of fixed assets that were used to service that client.

Impairment of long-lived assets

We evaluate the recoverability of our long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related category of assets may be less than previously anticipated. If the net book value of the related category of assets exceeds the undiscounted future cash flows of the category of assets, or if we believe a certain asset’s future utilization is impaired, the carrying amount would be reduced to the fair value and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any impairment losses.

We assess whether there has been an impairment of long-lived assets and definite lived intangibles in accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” If the carrying amount of an asset, including associated intangibles, exceeds the sum of estimated undiscounted future cash flows, then an impairment loss is recognized for the difference between estimated fair value and carrying amount. When we dispose of assets, the cost and related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in operating expenses.

Foreign currency translation

The assets and liabilities of non-U.S. active operations, all of which are self-sustaining, are translated at the exchange rates in effect at the balance sheet dates. Revenues and expenses are translated using average exchange rates prevailing during the period. The resulting gains or losses are recorded in accumulated comprehensive income under shareowners’ equity.

Taxation

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized based on the differences between the accounting values of assets and liabilities and their related tax bases using currently enacted income tax rates. A valuation allowance is established to reduce deferred income tax assets if, on the basis of available evidence, it is not more likely than not that all or a portion of any deferred tax assets will be realized. We classify interest and income tax penalties as income tax expense (benefit).

Effective December 31, 2006, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”), which provides specific guidance on the financial statement recognition, measurement, reporting and disclosure of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 addresses the determination of whether tax benefits, either permanent or temporary, should be recorded in the financial statements. The Interpretation requires that differences between the amounts recognized prior to the adoption of FIN 48 and the amounts reported after adoption are accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings and other shareowner equity accounts. As a result of adopting FIN 48 as of the beginning of our 2007 fiscal year we recognized a $4.2 million decrease to retained earnings and $4.6 million decrease in additional paid-in- capital to recognize the cumulative effect of adoption.

Under FIN 48, we account for uncertain tax positions using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

Fair value of financial instruments

The carrying amounts reflected in the consolidated balance sheets for cash, receivables, payables, short-term borrowings and long-term debt approximate their respective fair values, except as otherwise indicated. The carrying values and estimated fair values of our significant outstanding debt as of December 27, 2008 and December 29, 2007 are as follows:

	December 27, 2008		December 29, 2007
(in millions of US dollars)	Carry Value	Fair Value	Carry Value	Fair Value
8% senior subordinated notes due in 2011[1]	$269.0	$164.1	$269.0	$250.2
ABL facility	107.5	107.5	—	—
Senior secured credit facility	—	—	102.3	102.3

Total	$376.5	$271.6	$371.3	$352.5

[1]	The fair value of our 8% senior subordinated notes (“Notes”) is based on the trading levels and bid/offer prices observed by JPMorgan.

Transfers of financial assets

We account for accounts receivable sold through our former receivables securitization facility in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Related Repurchase Agreements.” The transactions are accounted for as short-term borrowings as we have not surrendered control of the receivables. The accounts receivable and related debt have both been recorded in the consolidated financial statements. However, the receivables securitization facility was paid off in 2008.

Pension costs

We record annual amounts relating to defined benefit pension plans based on calculations under SFAS 87 and SFAS 158, which include various actuarial assumptions such as discount rates and assumed rates of return depending on the pension plan. Material changes in pension costs may occur in the future due to changes in these assumptions. Future annual amounts could be impacted by changes in the discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plans and other factors. The funded status is the difference between the fair value of plan assets and the benefit obligation. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial gains or losses and unrecognized prior service costs. Future actuarial gains or losses that are not recognized as net periodic benefits cost in the same periods will be recognized as a component of other comprehensive income.

Note 2—Restructuring, Asset and Goodwill Impairments and Other Charges

The following table summarizes restructuring, asset and goodwill impairments and other charges:

	For the Years Ended
(in millions of U.S. dollars)	December 27, 2008	December 29, 2007	December 30, 2006
Restructuring	$6.7	$24.3	$20.5
Goodwill impairment	69.2	55.8	—
Asset impairment	37.0	10.7	15.4
Other	—	—	2.6

	$112.9	$90.8	$38.5

From 2006 through 2007, we implemented our North American Realignment and Cost Reduction Plan (the “North American Plan”) to realign the management of our Canadian and U.S. businesses to a North American basis, rationalize product offerings, eliminate underperforming assets and increase focus on high potential accounts. We also closed several plants and warehouses in North America. In an effort to further align company resources, we also decided to dispose of one of our water production facilities in Canada and certain hot-filled production assets at one of our co-packers. As part of the plan, we also realigned our reporting units in the United Kingdom, Mexico, RCI and Asian businesses into a combined International business to focus on cohesive customer management, channel development, and sales and marketing. In fiscal year 2007, we completed the implementation of the North American Plan.

During the last three years we have undertaken two restructuring activities, the North American Plan and our plan to refocus on retailer brands and reduce costs in the operation of our business (the “Refocus Plan”). We will continue to pay cash related to restructuring accruals under the North American Plan and the Refocus Plan over the next several years, but do not anticipate incurring any additional charges related to these plans.

In conjunction with the North American Plan, we closed our Lachine, Quebec juice plant (“Lachine”) in February 2006 and in March 2006 we closed our Columbus, Ohio soft drink plant and warehouse (“Columbus”) to bring production capacity in line with the needs of our customers.

In addition, in October 2006, we announced the closures of our manufacturing plant in Elizabethtown, Kentucky (“Elizabethtown”) and our manufacturing plant and warehousing operations in Wyomissing, Pennsylvania (“Wyomissing”). We ceased production at both plants on December 30, 2006, and have reallocated production volume to other manufacturing sites in North America. The Wyomissing warehouse was still in operation as of December 30, 2006, and was closed in 2007.

In December 2007, we determined that certain hot fill equipment at one of our co-packers was no longer usable and placed this equipment up for sale and recorded an impairment loss of $7.2 million. We also decided to dispose of one of our unprofitable plants located in Revelstoke, British Columbia (“Revelstoke”) and recorded a related impairment loss of $2.6 million.

In 2008, we implemented the Refocus Plan, which resulted in a partial reduction of our workforce.

The following table is a summary of our cash restructuring charges through the year ended December 27, 2008:

North American Plan:

(in millions of U.S. dollars)	Balance at January 1, 2006	Charge to Costs and Expenses	Payments made during the year	Balance at December 30, 2006	Charge to Costs and Expenses	Payments made during the year	Balance at December 29, 2007
Severance and termination benefits	$1.0	$12.1	$(7.7)	$5.4	$11.8	$(15.1)	$2.1
Lease contract termination loss	—	7.7	(0.4)	7.3	12.5	(7.7)	12.1
Other	—	0.7	(0.7)	—	—	—	—

	$1.0	$20.5	$(8.8)	$12.7	$24.3	$(22.8)	$14.2

(in millions of U.S. dollars)	Balance at December 29, 2007	Charge to Costs and Expenses	Payments made during the year	Balance at December 27, 2008
Severance and termination benefits	$2.1	$—	$(2.1)	$—
Lease contract termination loss	12.1	0.3	(2.8)	9.6

	$14.2	$0.3	$(4.9)	$9.6

Refocus Plan:

(in millions of U.S. dollars)	Balance at December 29, 2007	Charge to Costs and Expenses	Payments made during the year	Balance at December 27, 2008
Severance and termination benefits	$—	$6.4	$(6.4)	$—

	$—	$6.4	$(6.4)	$—

As of December 27, 2008, $5.8 million (December 29, 2007 – $12.1 million) of the lease contract termination loss liability has been recorded as other long-term liabilities and $3.8 million of lease contract termination loss liability (December 29, 2007—$2.1 million which included severance and termination benefits) has been classified as accounts payable and accrued liabilities. We also incurred $0.3 million of additional termination benefits in 2008 related to our Wyomissing property.

In 2008, we recorded pre-tax restructuring charges totaling $6.4 million in connection with severance costs relating to headcount reductions associated with the Refocus Plan.

Year ended December 27, 2008

The following table sets out our restructuring, asset and goodwill impairments on a segmented basis for the year ended December 27, 2008.

(in millions of U.S. dollars)	North America	U.K.	Total
Restructuring	$6.7	$—	$6.7
Goodwill impairment	—	69.2	69.2
Asset impairment	37.0	—	37.0

	$43.7	$69.2	$112.9

Restructuring—On June 19, 2008, we announced the Refocus Plan. In 2008, we recorded pre-tax restructuring charges totaling $6.4 million in connection with severance costs relating to headcount reductions associated with the Refocus Plan.

Asset impairments—In 2008, we recorded an asset impairment charge related to the Rights of $35.4 million and recorded a $2.6 million asset impairment charge for our Elizabethtown facility. We also recovered $1.0 million of previously impaired held-for-sale assets (hot filled production assets) in 2008.

Goodwill impairments—We recorded a goodwill impairment loss of $69.2 million associated with our United Kingdom reporting unit as disclosed in Note 1.

Year ended December 29, 2007

The following table sets out our restructuring, asset and goodwill impairments on a segmented basis for the year ended December 29, 2007.

(in millions of U.S. dollars)	North America	U.K.	RCI	Total
Restructuring	$25.4	$(1.2)	$0.1	$24.3
Goodwill impairment	55.8	—	—	55.8
Asset impairment	10.7	—	—	10.7

	$91.9	$(1.2)	$0.1	$90.8

Restructuring—We recorded restructuring charges of $24.3 million for severance, contract and lease termination costs relating the North American Plan.

Asset impairments—We recorded an impairment loss of $10.7 million, which is comprised of $0.9 million for certain software assets, $2.6 million for property, plant and equipment related to the disposal of the Revelstoke facility and $7.2 million for certain equipment at a co-packer.

Goodwill impairments—We recorded an impairment loss of $55.8 million, which is comprised of $0.8 million for the disposal of the Revelstoke facility and $55.0 million for the U.S. reporting unit as disclosed in Note 1.

Year ended December 30, 2006

The following table sets out our restructuring, asset impairments and other charges on a segmented basis for the year ended December 30, 2006.

(in millions of U.S. dollars)	North America	U.K.	RCI	Total
Restructuring	$19.8	$0.5	$0.2	$20.5
Asset impairment	15.4	—	—	15.4
Other	—	2.6	—	2.6

	$35.2	$3.1	$0.2	$38.5

Restructuring—We recorded restructuring charges of $20.5 million, including $14.7 million for severance and contract termination costs relating to the closures of Columbus, Lachine, Elizabethtown and Wyomissing, $0.9 million of other severance costs relating to sales and marketing employees and $4.2 million for severance relating to organizational streamlining. The remaining restructuring cost of $0.7 million related to consulting fees incurred in connection with restructuring activities.

Asset impairments—We recorded an impairment loss of $15.4 million, which was comprised of $14.2 million for property, plant and equipment related to the closures of Elizabethtown and Wyomissing, $1.6 million for property, plant and equipment, customer list and information technology software related to the closure of Columbus, and $0.1 million for property, plant and equipment relating to Lachine, net of a $0.5 million recovery from the sale of other assets.

Other—Other items are primarily legal and consulting fees relating to the United Kingdom Competition Commission review of the Macaw Acquisition in the United Kingdom. On April 28, 2006, we received final clearance of the review of our acquisition of Macaw (Holdings) Limited from the United Kingdom Competition Commission.

Note 3—Other (Income) Expense, Net

	For the Years Ended
(in millions of U.S. dollars)	December 27, 2008	December 29, 2007	December 30, 2006
Foreign exchange (gain) loss	$1.0	$(4.4)	$(0.1)
Gain on purchase of 8% senior subordinated notes	—	(0.4)	—
Insurance reimbursement	(4.5)	—	—
Other loss (gain)	(1.2)	0.1	0.2

Total	$(4.7)	$(4.7)	$0.1

Note 4—Interest Expense, Net

	For the Years Ended
(in millions of U.S. dollars)	December 27, 2008	December 29, 2007	December 30, 2006
Interest on long-term debt	$22.9	$23.8	$23.0
Other interest expense	10.0	9.8	10.3
Interest income	(0.6)	(0.8)	(1.1)

Total	$32.3	$32.8	$32.2

Interest paid for the year ended December 27, 2008 was approximately $31.1 million ($33.3 million – December 29, 2007; $32.1 million—December 30, 2006).

Note 5—Income Taxes

(Loss) income before income taxes consisted of the following:

	For the Years Ended
(in millions of U.S. dollars)	December 27, 2008	December 29, 2007	December 30, 2006
Canada	$1.9	$10.3	$7.3
Outside Canada	(142.5)	(92.9)	(37.3)

Loss before income taxes	$(140.6)	$(82.6)	$(30.0)

Income tax (benefit) expense consisted of the following:

	For the Years Ended
(in millions of U.S. dollars)	December 27, 2008	December 29, 2007	December 30, 2006
Current
Canada	$0.4	$(7.1)	$—
Outside Canada	(8.8)	(3.6)	(9.7)

	$(8.4)	$(10.7)	$(9.7)

Deferred
Canada	$—	$—	$0.4
Outside Canada	(11.1)	(3.2)	(7.0)

	$(11.1)	$(3.2)	$(6.6)

Income tax benefit	$(19.5)	$(13.9)	$(16.3)

Net Income tax refunds (including interest) received was $9.6 for the year ended December 27, 2008 (December 29, 2007—0.2 million) . In 2006, we made net income tax payments (including interest) of $7.7 million.

The following table reconciles income taxes calculated at the basic Canadian corporate rates with the income tax provision:

	For the Years Ended
(in millions of U.S. dollars)	December 27, 2008	December 29, 2007	December 30, 2006
Income tax benefit based on Canadian statutory rates	$(45.4)	$(29.2)	$(11.6)
Foreign tax rate differential	(4.5)	(4.4)	2.0
Inter-company debt structures	(3.3)	(3.7)	(4.5)
Increase (decrease) in valuation allowance	24.3	21.2	(3.5)
(Decrease) increase to reserve	(12.7)	(0.9)	0.8
Non-deductible goodwill impairment	21.7	6.0	—
Other items	0.4	(2.9)	0.5

Income tax benefit	$(19.5)	$(13.9)	$(16.3)

In 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”), which provides specific guidance on the financial statement recognition, measurement, reporting and disclosure of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 addresses the determination of whether tax benefits, either permanent or temporary, should be recorded in the financial statements. We adopted FIN 48 as of the beginning of our 2007 fiscal year and, as a result, recognized a $4.2 million decrease to retained earnings and $4.6 million decrease in additional paid-in-capital to recognize the cumulative effect of adoption.

A reconciliation of the beginning and ending amount of our unrecognized tax benefits is as follows:

(in millions of U.S. dollars)	2008	2007
Unrecognized tax benefits at beginning of year	$62.9	$63.8
Additions based on tax positions taken during a prior period	0.8	5.3
Reductions based on tax positions taken during a prior period	(9.5)	(13.4)
Settlement on tax positions taken during a prior period	(7.4)	—
Lapse in statue of limitations	—	(3.7)
Additions based on tax positions taken during the current period	0.7	2.3
Foreign exchange	(8.8)	8.6

Unrecognized tax benefits at end of year	$38.7	$62.9

As of December 27, 2008, we had total gross unrecognized tax benefits of $38.7 million, of which $19.7 million would, if recognized, impact our effective tax rate over time. The comparable 2007 gross unrecognized tax benefit amounts have been revised to exclude certain deferred tax assets that in the previous year were netted against the unrecognized tax benefit.

Due to cumulative losses generated in the current and prior two years in the United States and Mexico, we believe that it is more likely than not that the benefit from net operating loss carryforwards and other net deferred tax assets in these jurisdictions will not be realized in the future. In determining our conclusion that such assets will not be able to be realized, we considered the current and past two years income/losses reported in these jurisdictions, any recent changes to our business activities that could have a significant impact on recent operating results reported in these jurisdictions, and the reversal of certain deferred tax liabilities during the same time period as the operating losses and deferred tax assets in question. In recognition of this risk, we have provided a valuation allowance of $42.7 million on the net deferred tax assets relating to our net deferred tax assets in these jurisdictions. If our assumptions change and we determine we will be able to realize these deferred tax assets, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets at December 27, 2008 will be accounted for as a income tax expense reduction.

For the fiscal year ended December 27, 2008, we recovered $5.5 million (December 29, 207—$4.4 million) of interest and penalties in the provision for income taxes and we recognized a receivable of $1.0 million (December 29, 2007—$7.4 million) of interest and penalties in the balance sheet as of December 27, 2008. We have classified the interest and penalties as income tax expense (benefit).

We are currently under audit by the Canada Revenue Agency for tax years 2000 through 2004 and by the Internal Revenue Service for tax years 2004 through 2007. The amounts that may ultimately be payable by us as a result of these audits are uncertain. We believe that the amounts provided for the outcome of these audits in our tax liabilities are adequate and it is reasonably possible a reduction in unrecognized tax benefits, interest and penalties in the next 12 months of between $3.0 million to $5.0 million. We expect our estimates of tax liabilities for these audits may change in the next 12 months as we anticipate these matters to be settled by then. As of December 27, 2008, the tax years prior to 1997 are closed to examination by major tax jurisdictions.

Deferred income tax assets and liabilities were recognized on temporary differences between the financial and tax bases of existing assets and liabilities as follows:

(in millions of U.S. dollars)	December 27, 2008	December 29, 2007
Deferred tax assets
Loss carryforwards	$41.0	$27.2
Leases	11.6	—
Liabilities and reserves	7.2	6.9
Intangibles	11.5	—
Other	9.5	5.5

	80.8	39.6

Deferred tax liabilities
Property, plant and equipment	(36.4)	(31.3)
Intangible assets	(4.4)	(5.4)

	(40.8)	(36.7)

Valuation allowance	(42.7)	(21.2)

Net deferred tax liability	$(2.7)	$(18.3)

The deferred tax assets and liabilities have been classified as follows on the consolidated balance sheet:

(in millions of U.S. dollars)	December 27, 2008	December 29, 2007
Deferred tax assets:
Current	$3.0	$2.5
Long-term	10.3	13.3

Deferred tax liabilities:
Long-term	(16.0)	(34.1)

Net deferred tax liability	$(2.7)	$(18.3)

Through December 27, 2008, we did not provide deferred taxes on the outside basis differences of foreign subsidiaries as we believe that the basis difference will not reverse in the foreseeable future with tax consequences. At December 27, 2008, we have claimed the indefinite reversal exception of APB 23.

As of December 27, 2008, operating loss carryforwards total $172.2 million, consisting of amounts attributed to Canada of $8.6 million, amounts attributed to Mexico for $1.2 million, amounts attributed to U.S. Federal taxable income of $60.2 million and amounts attributed to U.S. state taxable income of $102.2 million. These loss carryforwards expire as follows:

(in millions of US dollars)
2009	$4.1
2010	—
2011	0.6
2012	9.6
2013	1.3
After 2013	156.6

$172.2

Due to the change of ownership provisions of the Tax Reform Act of 1986, utilization of our U.S. net operating loss carryforwards, U.S. tax credit carryforwards and certain U.S. deductions may be limited in future periods. We are currently performing an analysis of a potential limitation on the utilization of our carryforwards and deductions due to a possible ownership change as defined in Section 382 of the Internal Revenue Code of 1986. Because of reported changes in stock ownership reflected in filings under Section 13 of the Securities Exchange Act of 1934, we are investigating the changes in actual economic ownership, relating to several investment funds, in order to determine whether a change in control has occurred for tax purposes. Until such analysis and investigation is completed, we are unable to determine if the utilization of its carryforwards and deductions are limited under Section 382. Any limitation under Section 382 would not have a material impact on our results of operations or financial position since we have a valuation allowance related to these carryforwards.

Note 6—Share-based Compensation

As of December 27, 2008, we had six share-based compensation plans, which are described below. The share-based compensation plans have been approved by our shareholders, except for our Common Share Option Plan, which was adopted prior to our initial public offering and our CEO awards, which were inducement grants in connection with attracting and retaining those executives. Subsequent amendments that required shareowner approval have been so approved.

The table below summarizes the stock compensation expense for the years ended 2008, 2007 and 2006. This compensation expense was recorded in selling, general and administrative expenses.

	For the Years Ended
(in millions of U.S. dollars)	2008	2007	2006
Stock options	$0.8	$3.3	9.7
Performance share units	2.2	(1.2)	1.2
Share appreciation rights	0.5	0.7	0.3
Former interim CEO award	0.8	—	—
Former CEO award	1.9	1.2	0.2
EISP award	0.1	0.2	—

Total	$6.3	$4.2	$11.4

As of December 27, 2008, the unrecognized compensation expense and years expected to recognize compensation expense was as follows:

(in millions of U.S. dollars except years)	Unrecognized compensation expense	Years expected to recognize compensation expense
Performance share units	$1.3	1.2
Share appreciation rights	0.5	0.9
Interim CEO award	0.1	0.3
EISP award	0.3	2.0

Total	$2.2

The fair value of each option and share appreciation rights grant is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions are based on three factors: risk-free interest rate, expected term and expected volatility. The risk-free interest rate is based on the implied yield available on zero coupon Government of Canada bonds with an equivalent remaining term. The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. The expected stock price volatility is based on a combination of historical volatility of our stock and the implied volatility of our traded options.

Common Share Option Plan

Under the 1986 Common Share Option Plan (the “Option Plan”), as amended, we have reserved a total of 14.0 million common shares for future issuance. Options are granted at a price not less than the fair value of the shares on the date of grant. As of December 27, 2008, there were 7.4 million shares available for issuance under the Option Plan.

There were no common shares issued pursuant to option exercises during 2008. However, in the second quarter and the third quarter of 2008, we granted options to purchase 125,000 shares to new board members who joined the board in 2008.

Options granted after September 1, 1998 expire after 7 years. Options granted after July 17, 2001 to the non-management members of the Board of Directors vest immediately. All options are non-transferable and when options are exercised we issue new shares. As a result, shares issued upon the exercise of these options are dilutive to our shareowners.

The fair value of each option granted during the year is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	December 27, 2008	December 29, 2007	December 30, 2006
Risk-free interest rate	3.3%	4.7%	3.3% - 3.9%
Average expected life (years)	5.0	3.0	4.0
Expected volatility	76.3%	37.4%	40.0%
Expected dividend yield	—	—	—

Options representing 125,000 shares were issued during the year ended December 27, 2008 at exercise prices ranging from C$2.60 to C$3.50 per share. The fair value of each option grant was estimated to be between C$1.50 and C$1.65 using the Black-Scholes option pricing model. These grants were fully vested at the time of the grant and therefore the entire amount was recorded as share-based compensation during the second and third quarters of 2008. Options representing 50,000 shares were issued during the year ended December 29, 2007 at an exercise price of C$18.48 per share. The fair value of each option grant was estimated to be C$5.70 using the Black-Scholes option pricing model. Because these options were issued to directors, these grants were fully vested at the time of the grant and therefore the entire amount was recorded as share-based compensation during the second quarter of 2007. There were no options granted during the year December 30, 2006.

Option activity was as follows:

	Shares	Weighted average exercise price (C$)	Weighted average remaining contractual term (years)	Aggregate intrinsic value (C$)
	(in thousands)			(in thousands)
Balance at December 31, 2005	4,604	$30.69	4.8	$1,099.0
Exercised	(38)	13.61
Forfeited or expired	(1,871)	32.53

Balance at December 30, 2006	2,695	$29.65	3.6	$746.0
Granted	50	18.48
Exercised	(53)	9.87
Forfeited or expired	(324)	28.46

Balance at December 29, 2007	2,368	30.03	2.7	$—
Granted	125	3.32
Exercised	—	—
Forfeited or expired	(1,601)	16.74

Balance at December 27, 2008	892	$27.52	3.0	$—

Vested and expected to vest at December 27, 2008	892	$27.52	3.0	$—

Exercisable at December 27, 2008	892	$27.52	3.0	$—

The aggregate intrinsic value amounts in the table above represent the difference between the closing price of our common stock on December 27, 2008, which was C$1.27 (December 29, 2007 – C$6.58; December 31, 2006 – C$16.69), and the exercise price, multiplied by the number of in-the-money stock options as of the same date. The total intrinsic value of stock options exercised during the year ended December 27, 2008 was nil (December 29, 2007 – $0.4. million; December 30, 2006 – $0.1 million).

Total compensation cost related to unvested awards under the option plan not yet recognized is nil. The total fair value of shares that vested during the year ended December 27, 2008 was $0.8 million.

Outstanding options at December 27, 2008 were as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices (C$)	Number Exercisable	Remaining Contractual Life (Years)	Weighted Exercise Price (C$)	Number Exercisable	Weighted Exercise Price (C$)
	(in thousands)			(in thousands)
$ 2.60—$ 3.50	125	6.6	$3.32	125	$3.32
$18.48—$29.95	323	3.5	$26.60	323	$26.60
$30.25—$43.64	444	1.6	$35.00	444	$35.00

	892	3.0	$27.52	892	$27.52

Long-Term Incentive Plans

During the second quarter of 2006, our shareowners approved and adopted two long-term incentive plans, the Performance Share Unit Plan (“PSU Plan”) and the Share Appreciation Rights Plan (“SAR Plan”). The PSU Plan and SAR Plan were amended and restated in the second quarter of 2007.

Amended and Restated PSU Plan

Under the Amended and Restated PSU Plan, performance share units (“PSUs”) may be awarded to employees of our Company and its subsidiaries. The value of an employee’s award under our PSU Plan will depend on (i) our performance over a maximum three-year performance cycle; and (ii) the market price of our common shares at the time of vesting. Performance targets will be established annually by the Human Resources and Compensation Committee of the Board of Directors. PSUs granted will vest over a term not to exceed three fiscal years. The amendments to the PSU Plan allow for early funding by us under the PSU Plan and clarify the authority of our Board of Directors to accelerate the vesting of all or a portion of the unvested PSUs of all of or any of the participants under the PSU Plan on a Change of Control (as such term is defined in the PSU Plan) irrespective of whether termination of employment has occurred. As of December 27, 2008, the trustee under the PSU Plan had purchased 1.6 million common shares in the open market to satisfy our anticipated future liability under the PSU Plan.

Amended and Restated SAR Plan

Under the Amended and Restated SAR Plan, share appreciation rights (“SARs”) may be awarded to employees and directors of our Company and its subsidiaries. SARs typically vest on the third anniversary of the grant date. On vesting, each SAR will represent the right to be paid the difference, if any, between the price of our common shares on the date of grant and their price on the vesting date of the SAR. Payments in respect of vested in-the-money SARs will be made in the form of our common shares purchased on the open market by an independent trust with cash contributed by us. If our share price on the date of vesting is lower than on the date of grant, no payment will be made in respect of those vested SARs. Prior to vesting, there are no dividends paid on the SARs, and holders do not have the right to vote the common shares represented by their SARs. The amendments to the SAR Plan allow for early funding by us and clarify the authority of our Board of Directors to accelerate vesting of some or all of the SARs of all of or any of the participants under the SAR Plan as determined by the Board of Directors or the Human Resources and Compensation Committee in its sole discretion, irrespective of whether termination or a Change of Control (as such term is defined in the SAR Plan) has occurred.

We recognize the compensation cost of the PSUs and SARs based on the fair value of the grant. We recognize these compensation costs net of a forfeiture rate on a straight-line basis over the requisite service period of the award, which is generally the vesting term. Compensation cost of the PSUs may vary depending on management’s estimates of the probability of the performance measures being achieved and the number of PSUs expected to vest.

During 2008 as compared to 2007, the PSU and SAR activity was as follows:

(In thousands)	Number of PSUs	Number of SARs
Balance at December 30, 2006	531	410
Awarded	690	218
Forfeited	(361)	(6)

Balance at December 29, 2007	860	622
Awarded	1,612	0
Forfeited	(980)	(131)

Outstanding Balance at December 27, 2008	1,492	491

The following table summarizes the number of PSUs awarded during 2008 and the value if the targets under the PSU Plan are met:

	Number of PSUs to be expensed if performance targets are met	Remaining target value per PSU (C$)	Total Value of award if performance targets are met	Total Value of award if performance targets are met
	(in thousands)		(in millions of C$)	(in millions of U.S.$)
Awarded:
February 28, 2008	140	2.91	0.4	0.4
May 2, 2008	1,459	$2.94	$4.2	$4.2
July 7, 2008	13	3.13	0.1	0.1

Total	1,612		$4.7	$4.7

The number of PSUs awarded and target values per PSU noted above are based on an assumption that our performance targets will be achieved. The number of units and target values can vary from 0 to 150% depending on the level of performance achieved relative to the performance target. Subject to the terms of the PSU Plan, the vesting date for the PSUs awarded in fiscal 2007 will be December 26, 2009. We did not meet the targets for the PSUs awarded in fiscal 2006 and as such those awards were forfeited as of December 27, 2008. The target values per PSU noted in the table above were determined based on the closing market price of our common shares on the Toronto Stock Exchange (“TSX”) on the last trading day prior to the award date. As of December 27, 2008, no compensation costs were recognized associated with these units because it is not probable that the targets will be met.

In connection with the termination of certain employees under the North American Plan, we made a cash payment of $1.6 million to such employees, which amount is equal to the value (based on the closing price of our stock on the TSX on the applicable date of termination) representing the pro rata portion of PSUs awarded to each terminated employee in 2006 and 2007.

In the first quarter of 2008, we awarded a fixed dollar amount of $4.2 million of PSUs (representing 1.5 million shares) to certain executives as a retention incentive. We met certain performance targets as of December 27, 2008 and as a result, $1.1 million of these awards vested as of December 27, 2008 with an anticipated additional $1.9 million vesting as of December 26, 2009. The remainder of this award has been forfeited due to terminations. This award is payable in shares and has been accounted for as an equity award in accordance with SFAS 123R. We also awarded $0.4 million of individual sign-on awards in the first and third quarters of 2008 that will vest if certain performance targets are met. We recognized $2.2 million of compensation costs associated with these awards for 2008.

During the first quarter of 2007, we awarded to our employees 217,836 SARs having a fair value of $1.0 million. Subject to the terms of the SAR Plan, the vesting dates for the SARs awarded in fiscal 2006 and 2007 will be July 26, 2009, October 25, 2009 and February 19, 2010.

The fair value of the SARs grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	December 29, 2007	December 30, 2006
Risk-free interest rate	5.05%	5.05%
Average expected life (years)	4.0	4.0
Expected volatility	33.9%	33.9%
Expected dividend yield	—	—

Other Share-Based Compensation

In 2006, Brent Willis, our former Chief Executive Officer, received a net cash award of $0.9 million at the commencement of his employment to purchase shares of the Company. The purchased shares were required to be held for a minimum of three years. Mr. Willis’s employment terminated in March 2008, and as part of his termination agreement, we will no longer enforce the requirement that he hold the shares. In 2008, $0.4 million (December 29, 2007—$0.3 million) was recorded as compensation expense. In addition, in 2006, 204,000 common shares with a fair value of $3.2 million, which vest over three years, were granted to Mr. Willis. For 2008, compensation costs of $1.4 million were expensed as compensation expense because the shares vested upon termination. On May 16, 2007, one third of his grant vested and, as a result, he received 68,000 common shares, which was recognized as an issuance of share capital. As part of his termination agreement, the remaining 136,000 shares were vested upon his termination and $0.3 million of cash (which was reclassified as a liability award) was paid based on the fair value of such shares.

In connection with his appointment, we granted to David Gibbons, our former Interim Chief Executive Officer, 720,000 restricted stock units on March 24, 2008, of which 360,000 units vested immediately. Of the remaining 360,000 restricted stock units, 300,000 vested ratably on a monthly basis over a five-month period beginning October 24, 2008 through February 27, 2009. Mr. Gibbons resigned his position and his employment arrangements came to an end on February 27, 2009, at which time 6,000 prorated restricted stock units vested and the remaining 54,000 restricted stock units were forfeited. This award is recognized as compensation expense over the vesting period. For 2008, $0.8 million of this award was recorded as compensation expense to reflect the value of the 540,000 vested restricted stock units and the anticipated vesting of the 120,000 remaining shares as of December 27, 2008. The fair value and compensation costs vary based on share price and this has been accounted for as a liability award in accordance with SFAS 123R.

Restated Executive Incentive Share Purchase Plan

In the second quarter of 2007, our shareowners approved a restated executive incentive share purchase plan (the “EISP Plan”), which allows officers and senior management executives, as designated by the Human Resources and Compensation Committee, to elect to receive their performance bonus (or a portion thereof) as common share units held on their behalf by an independent trust. If the employee elects to receive common share units, we will provide to the employee an equal number of shares, which vest in three years provided certain corporate performance goals are achieved (“Match Portion”).

The Match Portion of the performance bonus is estimated based on the employee’s election and will be amortized over the service period of approximately four years. During 2007, employees elected to defer a total of $1.1 million under the EISP Plan. The Company recorded an expense of $0.1 million for the year ended December 27, 2008 related to the anticipated 2007 matching portion of the performance bonus. No amount has been accrued for the Match Portion for 2008 deferrals because corporate performance goals were not achieved.

Note 7—Comprehensive Loss

The following table summarizes the components of Accumulated Other Comprehensive Loss:

(in millions of U.S. dollars)	Currency Translation Adjustment	Pension	Change in Unrealized Loss on Cash Flow Hedges	Total
Balance at December 31, 2005	$4.7	$—	$(0.4)	$4.3
2006 activity, net of tax	12.8	—	0.4	13.2

Balance at December 30, 2006	17.5	—	—	17.5
2007 activity, net of tax	17.9	(3.1)	—	14.8

Balance at December 29, 2007	35.4	(3.1)	—	32.3
2008 activity, net of tax	(76.6)	(3.5)	—	(80.1)

Balance at December 27, 2008	$(41.2)	$(6.6)	$—	$47.8

The following table summarizes the components of Other Comprehensive income (loss):

	2008	2007	2006
Currency Translation Adjustment	(76.7)	17.9	12.8
Pension	(3.5)	(0.9)	—
Change in Unrealized Loss on Cash Flow Hedges	—	—	0.4

Other Comprehensive income (loss)	(80.2)	17.0	13.2
Other Comprehensive income attributable to non-controlling interests	(0.1)	—	—

Other Comprehensive income (loss) attributable to Cott Corporation	(80.1)	17.0	13.2

Note 8—Net (Loss) Income per Common Share

Basic net (loss) income per common share attributed to Cott Corporation is computed by dividing net (loss) income by the weighted average number of common shares outstanding attributed to Cott Corporation during the period. Diluted net (loss) income per common share attributed to Cott Corporation is calculated using the weighted average number of common shares outstanding attributed to Cott Corporation adjusted to include the effect, if dilutive, that would occur if in-the-money stock options were exercised.

The following table reconciles the basic weighted average number of shares outstanding attributed to Cott Corporation to the diluted weighted average number of shares outstanding:

	For the Years Ended
(In thousands)	December 27, 2008	December 29, 2007	December 30, 2006
Weighted average number of shares outstanding attributed to Cott Corporation—basic	71,017	71,831	71,726
Dilutive effect on stock options	—	—	47

Adjusted weighted average number of shares outstanding attributed to Cott Corporation—diluted	71,017	71,831	71,773

At December 27, 2008, options to purchase 891,740 (December 29, 2007—2,368,114, December 30, 2006—2,333,964) shares of common stock at a weighted average exercise price of C$27.52. (December 29, 2007—C$30.03, December 30, 2006—C$31.98) per share were outstanding, but were not included in the computation of diluted net income per share because the options’ exercise price was greater than the average market price of our common stock.

Note 9—Segment Reporting

We produce, package and distribute retailer brand and branded bottled and canned soft drinks, waters, juice-based products, energy drinks and ready-to-drink teas to regional and national grocery, mass-merchandise and wholesale chains through five reportable segments—North America (which includes the U.S. reporting unit and Canada reporting unit), U.K. (which includes our United Kingdom reporting unit and our Continental European reporting unit), Mexico, RCI and All Other (which includes our business in Asia). We closed our active Asian operations at the end of 2008. We changed the operating segments in the third quarter of 2008 to reflect a change in our management structure and how information is reported to management.

Operating Segments

	December 27, 2008
(in millions of U.S. dollars)	North America	United Kingdom	Mexico	RCI	All Other	Total
External revenue [1]	$1,178.0	$385.3	$61.9	$22.0	$0.9	$1,648.1
Depreciation and amortization	62.2	16.2	2.3	—	—	80.7
Restructuring, asset and goodwill impairments and other charges
Restructuring	6.7	—	—	—	—	6.7
Goodwill impairments	—	69.2	—	—	—	69.2
Asset impairments	37.0	—	—	—	—	37.0
Operating (loss) income	(56.3)	(53.5)	(8.8)	8.1	(2.5)	(113.0)
Property, plant and equipment	244.1	88.7	14.0	—	—	346.8
Goodwill	22.5	—	—	4.5	—	27.0
Intangibles and other assets	150.2	18.3	0.9	—	0.2	169.6
Total assets [2]	642.3	189.3	29.9	11.6	—	873.1
Additions to property, plant and equipment	44.1	8.5	3.3	—	—	55.9

[1]	Intersegment revenue between North America and the other segments is not material and has not been separately disclosed in the table above.

[2]	Excludes intersegment receivables, investments and notes receivable.

	December 29, 2007
(in millions of U.S. dollars)	North America	United Kingdom	Mexico	RCI	All Other	Total
External revenue [1]	$1,274.9	$405.3	$69.4	$26.8	$—	$1,776.4
Depreciation and amortization	52.6	17.9	1.2	—	—	71.7
Restructuring, asset and goodwill impairments and other charges						—
Restructuring	25.4	(1.2)	—	0.1	—	24.3
Goodwill impairments	55.8	—	—	—	—	55.8
Asset impairments	10.7	—	—	—	—	10.7
Operating (loss) income	(78.4)	16.6	1.7	10.7	(5.1)	(54.5)
Property, plant and equipment	250.8	125.2	12.4	—	—	388.4
Goodwill	28.0	75.8	—	4.5	—	108.3
Intangibles and other assets	208.0	26.4	1.6	—	—	236.0
Total assets [2]	745.2	351.1	35.5	11.9	0.7	1,144.4
Additions to property, plant and equipment	55.8	17.4	0.1	—	—	73.3

[1]	Intersegment revenue between North America and the other segments is not material and has not been separately disclosed in the table above.

[2]

Excludes intersegment receivables, investments and notes receivable. Also, we reclassified certain amounts in the North America operating segment to conform to the current period’s presentation, which includes a reclassification of $4.5 million from accrued liabilities to allowance for doubtful accounts.

	December 30, 2006
(in millions of U.S. dollars)	North America	United Kingdom	Mexico	RCI	All Other	Total
External revenue [1]	$1,344.7	$341.6	$62.2	$23.3	$—	$1,771.8
Depreciation and amortization	69.3	16.1	1.4	—	—	86.8
Restructuring, asset and goodwill impairments and other charges
Restructuring and other	19.8	0.5	—	0.2	—	20.5
Asset impairments	15.4	—	—	—	—	15.4
Other	—	2.6	—	—	—	2.6
Operating (loss) income	(13.7)	7.9	—	8.7	(0.6)	2.3
Property, plant and equipment	235.3	114.9	10.0	—	—	360.2
Goodwill	79.2	74.7	—	4.5	—	158.4
Intangibles and other assets	215.5	34.4	0.8	—	—	250.7
Total assets [2]	777.6	323.1	29.4	10.3	0.3	1,140.7
Additions to property, plant and equipment	27.4	6.9	0.8	—	—	35.1

[1]	Intersegment revenue between North America and the other segments is not material and has not been separately disclosed in the table above.

[2]	Excludes intersegment receivables, investments and notes receivable.

For the year ended December 27, 2008, sales to Wal-Mart accounted for 35.7% (2007—39.8%, 2006—38.1%) of our total revenues, 42.5% of our North America operating segment revenues (2007—46.4%, 2006—47.5%), 21.0% of our U.K. operating segment revenues (2007—26.5%, 2006—14.0%), 22.2% of our Mexico operating segment revenues (2007—22.1%, 2006—25.3%).

Credit risk arises from the potential default of a customer in meeting its financial obligations with us. Concentrations of credit exposure may arise with a group of customers that have similar economic characteristics or that are located in the same geographic region. The ability of such customers to meet obligations would be similarly affected by changing economic, political or other conditions. We are not currently aware of any facts that would create a material credit risk.

Revenues by geographic area are as follows:

(in millions of U.S. dollars)	December 27, 2008	December 29, 2007	December 30, 2006
United States	$1,006.8	$1,087.0	$1,156.2
Canada	229.2	268.6	229.7
United Kingdom	385.3	405.4	341.6
Mexico	61.9	69.4	62.2
RCI	22.0	26.8	23.2
All Other	0.9	—	—
Elimination [1]	(58.0)	(80.8)	(41.1)

	$1,648.1	$1,776.4	$1,771.8

[1]

Represents intersegment revenue among all countries, of which $12.4 million, $15.1 million and $11.5 million represents intersegment revenue between North America and our international segments for December 27, 2008, December 29, 2007, and December 30, 2006, respectively.

Revenues are attributed to countries based on the location of the plant.

Property, plant and equipment by geographic area are as follows:

(in millions of U.S. dollars)	December 27, 2008	December 29, 2007
United States	$201.2	$191.4
Canada	42.9	59.4
United Kingdom	88.7	125.2
Mexico	14.0	12.4

	$346.8	$388.4

Note 10—Accounts Receivable, Net

(in millions of U.S. dollars)	December 27, 2008	December 29, 2007
Trade receivables	$158.3	$189.4
Allowance for doubtful accounts	(5.5)	(4.9)
Other	11.6	10.9

	$164.4	$195.4

Note 11—Inventories

(in millions of U.S. dollars)	December 27, 2008	December 29, 2007
Raw materials	$40.0	$50.1
Finished goods	54.5	61.4
Other	16.6	18.6

	$111.1	$130.1

Note 12—Property, Plant and Equipment

	December 27, 2008			December 29, 2007
(in millions of U.S. dollars)	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net
Land	$19.6	$—	$19.6	$24.3	$—	$24.3
Buildings	111.1	38.1	73.0	128.5	39.5	89.0
Machinery and equipment
Owned	480.1	267.4	212.7	504.9	271.8	233.1
Capital leases	3.6	0.3	3.3	8.8	2.1	6.7
Plates, films & and molds	32.7	24.8	7.9	35.3	22.2	13.1
Vending	22.3	18.3	4.0	35.9	28.6	7.3
Transportation equipment	0.8	0.6	0.2	1.3	1.1	0.2
Leasehold improvements	35.0	11.0	24.0	21.4	9.2	12.2
Furniture and fixtures	11.6	9.5	2.1	15.0	12.5	2.5

	$716.8	$370.0	$346.8	$775.4	$387.0	$388.4

Depreciation expense for fiscal 2008 was $53.5 million ($50.0 million—December 29, 2007; $61.8 million—December 30, 2006). Construction in progress for our water bottling equipment of $16.5 million was included in “Machinery and equipment” for fiscal 2007.

Note 13—Intangibles and Other Assets

	December 27, 2008			December 29, 2007
(in millions of U.S. dollars)	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Intangibles
Not subject to amortization
Rights	$45.0	$—	$45.0	$80.4	$—	$80.4

Subject to amortization
Customer relationships	157.5	69.9	87.6	165.9	60.8	105.1
Trademarks	24.8	13.2	11.6	29.9	13.6	16.3
Information technology	51.0	42.4	8.6	65.5	44.2	21.3
Other	3.6	1.7	1.9	4.0	1.5	2.5

	236.9	127.2	109.7	265.3	120.1	145.2

	281.9	127.2	154.7	345.7	120.1	225.6

Other Assets
Financing costs	6.7	1.7	5.0	4.8	4.1	0.7
Deposits	7.6	—	7.6	1.2	—	1.2
Other	7.8	5.5	2.3	13.3	4.8	8.5

	22.1	7.2	14.9	19.3	8.9	10.4

Total Intangibles & Other Assets	$304.0	$134.4	$169.6	$365.0	$129.0	$236.0

Amortization expense of intangibles was $27.2 million during 2008 ($24.6 million—December 29, 2007; $24.6 million—December 30, 2006). Amortization of intangibles includes $10.4 million ($8.5 million—December 29, 2007; $8.8 million—December 30, 2006) relating to information technology assets and $1.1 million ($1.8 million—December 29, 2007; $1.1 million—December 30, 2006) relating to deferred financing assets. As of December 27, 2008, we recorded an asset impairment related to the Rights of $35.4 million, primarily due to the decline of our North America case volume partially offset by anticipated increased overseas concentrate volume in our RCI operating segment.

The estimated amortization expense for intangibles over the next five years is:

(in millions of U.S. dollars)
2009	$15.7
2010	10.9
2011	9.0
2012	9.0
2013	8.8

$53.4

Note 14—Accounts Payable and Accrued Liabilities

(in millions of U.S. dollars)	December 27 2008	December 29 2007
Trade payables	$98.9	$118.3
Accrued compensation	11.0	15.8
Accrued sales incentives	21.0	18.4
Accrued interest	1.3	1.5
Restructuring—Note 2	3.8	2.1
Payroll, sales and other taxes	14.0	16.2
Other accrued liabilities	16.7	23.1

	$166.7	$195.4

Note 15—Debt

Our debt is summarized as follows:

(in millions of U.S. dollars)	December 27, 2008	December 29, 2007
8% senior subordinated notes due in 2011 [1]	$269.0	$269.0
Senior secured credit facility	—	102.3
ABL facility	107.5	—
GE Obligation	28.7	—
Receivables securitization	—	33.0
Other capital leases	3.4	3.1
Other debt	3.2	3.9

Total debt	411.8	411.3
Less: Short-term borrowings and current debt:
ABL facility	107.5	—
Senior secured credit facility	—	95.5
Receivables securitization	—	33.0
Other short-term debt [2]	—	8.5

Total short-term borrowings	107.5	137.0
GE obligation—current maturities	6.7	—
Other capital leases—current maturities	0.3	2.4
Other debt—current maturities	0.6	—

Total current debt	115.1	139.4

Long-term debt before discount	296.7	271.9
Less discount on 8% notes	(2.3)	(2.9)

Total long-term debt	$294.4	$269.0

[1]	Our 8% senior subordinated notes were issued at a discount of 2.75% on December 21, 2001.

[2]	Includes $6.7 million of negative cash position as of December 29, 2007.

The long-term debt payments (which include current maturities of long-term debt) required in each of the next five years and thereafter are as follows:

(in millions of U.S. dollars)
2009	$7.7
2010	6.5
2011	274.0
2012	3.3
2013	1.7
Thereafter	5.1

	$298.3	[1]

[1]

We funded the purchase of a new water bottling equipment through an interim financing agreement signed in January 2008 (the “GE Obligation”). At the end of the GE Obligation, we will return $6.0 million of assets in exchange for the extinguishment of $6.0 million in debt.

Debt

8% Senior subordinated notes due in 2011

Our Notes are due on December 15, 2011. As of December 27, 2008, the principal amount of those Notes was $269.0 million. The issuer of the Notes is Cott Beverages Inc., but we and most of our U.S., Canadian and U.K. subsidiaries guarantee the Notes. The interest on these notes is payable semi-annually on June 15th and December 15th. During 2007, we repurchased and cancelled $6.0 million face value of such Notes on the open market at a purchase price of $5.5 million.

We may redeem all or a part of the Notes upon not less than 30 or more than 60 days’ notice. In addition to the redemption price, accrued and unpaid interest and penalties, including liquidated damages (as defined in the indentures governing the Notes), are due.

ABL facility

On March 31, 2008, we entered into a new ABL credit facility that provides financing for the United States, Canada, the United Kingdom and Mexico. Cott Corporation, Cott Beverages Inc. and Cott Beverages Limited are borrowers under the ABL facility. The debt under the ABL facility is guaranteed by most of our U.S., United Kingdom, Canadian and Mexican subsidiaries. The ABL facility replaced our former senior secured credit facilities in the United States, Canada, the United Kingdom, and Mexico and our receivables securitization facility in the United States, the latter of which was terminated on March 28, 2008. At that time, there were no amounts due under the receivables securitization facility. On March 31, 2008, we paid off the remaining balance and terminated the former senior secured credit facility.

The ABL facility is a five-year revolving facility of up to $250.0 million. The five-year term runs through March 2013 but is subject to the refinancing of the Notes; the new ABL facility will mature early if the Notes have not been refinanced six months prior to their maturity (i.e. June 2011) on terms and conditions specified in the ABL facility.

The amount available under the ABL facility is dependent on a borrowing base calculated as a percentage of the value of eligible inventory, accounts receivable and property, plant and equipment. The ABL facility has subfacilities for letters of credit and swingline loans and geographical sublimits for Canada ($40.0 million) and the United Kingdom ($75.0 million).

The interest rate margin on loans under the ABL facility was fixed for the first six months of the term, and now varies quarterly based on our average aggregate availability. The interest rate on LIBOR (or other fixed rate)

loans for the first six months was LIBOR (or such other fixed rate) plus 2.50%. Prime (or other variable rate) loans during the first six months bore an interest rate of prime (or such other variable rate) plus 1.00%. Beginning on September 29, 2008, the interest rate on LIBOR and Prime loans is now based on average aggregate availability as follows:

(in millions of U.S. dollars)	Average Aggregrate Availability	ABR Spread	Canadian Prime Spread	Eurodollar Spread	LIBOR Spread
	Over $175	0.50%	0.50%	2.00%	2.00%
	$100 – 175	0.75%	0.75%	2.25%	2.25%
	$50 – 100	1.00%	1.00%	2.50%	2.50%
	Under $50	1.25%	1.25%	2.75%	2.75%

The interest rate for the ABL facility as of December 27, 2008 was 3.2%. As of December 27, 2008, our ABL borrowings are comprised of $90.0 million of LIBOR borrowings and $17.5 million of ABR Spread borrowings. Our commitment fee also changes based on the average utilization of the ABL. This fee ranges from 0.25% per annum to 0.375% per annum. We currently pay 0.375% per annum.

We incurred $5.3 million of financing fees in connection with the ABL facility. The financing fees are being amortized over a five-year period which represents the life of the ABL facility.

GE Financing Agreement

We funded $32.5 million of new water bottling equipment through an interim financing and lease arrangement that was signed in January 2008. We executed this lease in the third quarter of 2008 and began making payments on the lease obligation. It is being reported as a finance lease obligation. The quarterly payments under the lease obligation total approximately $8.8 million per annum for two years, $5.3 million per annum for the subsequent two years, then $1.7 million per annum for the final four years.

Covenant Compliance

We and our restricted subsidiaries are subject to a number of business and financial covenants and events of default. The debt under the ABL facility is guaranteed by most of our U.S., United Kingdom, Canadian and Mexico subsidiaries. The ABL facility contains customary limitations on indebtedness, liens, mergers, consolidations, liquidations and sales, payment of dividends, investments, loans and advances, optional payments and modifications of subordinated and other debt instruments, and transactions with affiliates. Events of default under the ABL facility include nonpayment, inaccuracy of representations and warranties (which would include the occurrence of an event having a material adverse effect), violation of covenants, cross-default to other indebtedness, bankruptcy, material judgments, and a change of control of the Company. Upon the occurrence of an event of default, the lenders may terminate the commitments and declare all loans due and payable. We have agreed to a mandatory prepayment provision (but without a reduction of the commitment), subject to certain exceptions, upon a sale or transfer of assets of a borrower or guarantor, upon the sale of any common stock or other equity, upon the receipt of proceeds from the issuance of any indebtedness, upon the occurrence of an availability shortfall under the revolver, or upon receipt of insurance proceeds or condemnation awards.

As of December 27, 2008, our total availability under the ABL facility was $163.8 million which was based on our borrowing base (accounts receivables, inventory, and fixed assets) as of November 22, 2008 (the November month-end under the terms of the credit agreement) and we had $107.5 million of ABL borrowings outstanding and $10.8 million in outstanding letters of credits. As a result, our excess availability under the ABL facility was $45.5 million. Each month’s borrowing base is not effective until submitted to the lenders, which is usually on the fifteenth of the following month. The ABL facility contains a covenant requiring a minimum fixed charge coverage ratio of 1.1 to 1.0 effective when and if excess availability is less than $30.0 million If this covenant had been triggered as of December 27, 2008, we would not have been in compliance with the fixed charge coverage ratio. If availability is less than $37.5 million, the lenders will take dominion over the cash and will apply excess cash to reduce amounts owing under the revolver. The credit agreement governing the ABL facility requires us to maintain excess availability of at least $15.0 million. We believe we were in compliance with all of the applicable covenants under the ABL facility on December 27, 2008.

8% Senior Subordinated Notes due 2011

The indenture governing the Notes contains a number of business and financial covenants and events of default that apply to the issuer and the guarantors. In addition to us, the guarantors are, in general, the subsidiaries organized in Canada, the U.S., and the United Kingdom. Events of default or triggers for prepayment provided for under the indenture include, among others: (i) a change of control of us in certain circumstances; (ii) unsatisfied judgments or cross-default or cross-acceleration to other indebtedness in excess of $10.0 million, in the case of the indenture; (iii) our insolvency or that of the restricted subsidiaries; and (iv) covenant default under the credit facilities or indenture. Some of the more material financial covenants are discussed below.

The indenture has numerous covenants that are applicable to Cott Beverages Inc. and the guarantors. We can only make restricted payments, such as paying dividends, buying back stock or making certain investments, if our fixed charge coverage ratio is at least 2.0 to 1.0. Even then, we can only make those restricted payments in an amount that is no greater than 50.0% of our consolidated net income subject to certain adjustments. Certain other investments, like those not exceeding $60.0 million in the aggregate, may be made without satisfying the restricted payments test.

We can only incur additional debt or issue preferred stock, other than certain specified debt, if our fixed charge coverage ratio is greater than 2.0 to 1.0. As of December 27, 2008, our fixed charge coverage ratio under the indenture was greater than 2.0 to 1.0. Subject to some exceptions, asset sales may only be made where the sale price is equal to the fair market value of the asset sold and we receive at least 75.0% of the proceeds in cash. There are also limitations on what we may do with the sale proceeds such that we may be required to pay down debt or reinvest the proceeds in enumerated business uses within a specified period of time.

There are further restrictions in several of the covenants, such as a complete prohibition on paying any dividends if we are in default under the indenture. Many of the covenants also effectively limit transactions with our unrestricted subsidiaries or non-guarantor entities.

We believe we have been in compliance with all of the covenants under the Notes and there have been no amendments to any such covenants since they were issued.

The events of default in the Notes indenture related to other indebtedness arise only if there is a failure to pay principal, interest or premiums of such other indebtedness after the expiration of any applicable grace period, or if there has been acceleration in payment of such other indebtedness, in each case, in excess of a threshold amount. As at December 27, 2008, these conditions of default did not exist with respect to any other indebtedness.

Note 16—Benefit Plans

We maintain two noncontributory defined benefit plans resulting from prior acquisitions that cover certain other employees under a collective bargaining agreement in the United States (“U.S. Plan”) and certain salaried employees in the United Kingdom (“U.K. Plan”). Retirement benefits for employees covered by the U.S. Plan are based on years of service multiplied by a monthly benefit factor. The monthly benefit for employees under the U.K. Plan is based on years of service multiplied by a monthly benefit factor. Pension costs are funded in accordance with the provisions of the applicable law. Both Plans are closed to new participants. We use a December 31 measurement date for both of our plans.

Accumulated Other Comprehensive Loss as of December 29, 2007 includes an out of period adjustment to record the unfunded liability of the U.K. Plan. The adjustment of $2.2 million (net of income tax of $0.9 million) was to adopt SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)” (“SFAS 158”), which required that we record the unfunded status of the pension plan. We should have recognized this adjustment to Accumulated Other Comprehensive Loss on December 30, 2006. In addition, we recorded an out of period adjustment in Accumulated Other Comprehensive Loss to recognize a minimum pension liability of $0.9 million (net of tax of $0.3 million) as required by SFAS No. 87 “Employers Accounting for Pensions” (“SFAS 87”) and SFAS 158 for our U.K. Pension Plan. Since the U.K. pension plan is sponsored by our U.K. subsidiary, the recording of the minimum plan liability required an out of period adjustment of $1.0 million to reduce the currency translation adjustment recorded in Other Comprehensive Income (Loss). We should have recognized minimum pension liabilities and the corresponding effect of currency translation in prior years. The recording of the pension plan did not have a material impact on the Consolidated Statement of Loss and we have concluded, through a quantitative and qualitative analysis, that the adjustments to Accumulated Other Comprehensive Loss are not material to 2007 or prior years’ consolidated financial statements.

Obligations and Funded Status

The following table sets forth the change in the benefit obligation, change in plan assets and unfunded status of the two plans:

(in millions of U.S. dollars)	2008	2007
Change in Benefit Obligation
Benefit obligation at beginning of year	$33.6	$33.1
Service cost	0.3	0.6
Interest cost	1.6	1.7
Plan participant contributions	0.1	0.2
Benefit payments	(0.8)	(0.9)
Actuarial (gains) losses	(2.6)	(1.4)
Translation gains (losses)	(7.4)	0.3

Benefit obligation at end of year	$24.8	$33.6

Change in Plan Assets
Plan assets beginning of year	$27.9	$26.0
Employer contributions	0.9	1.3
Plan participant contributions	0.1	0.2
Benefit payments	(0.8)	(0.9)
Actual return on plan assets	(5.4)	1.2
Translation gains (losses)	(6.0)	0.1

Fair value at end of year	$16.7	$27.9

Funded Status of Plan
Projected benefit obligation	$(24.8)	$(33.6)
Fair value of plan assets	16.7	27.9

Unfunded status	$(8.1)	$(5.7)

The accumulated benefit obligation for both defined benefit pension plans equaled the projected benefit obligations of $8.1 million and $5.7 million at the end of 2008 and 2007, respectively.

Periodic Pension Costs

The components of net periodic pension cost are as follows for 2008 and 2007:

(in millions of U.S. dollars)	2008	2007
Net Periodic Pension Cost
Service cost	$0.3	$0.6
Interest cost	1.6	1.7
Expected return on plan assets	(1.6)	(1.8)
Amortization of net loss	0.3	0.4

Net periodic pension cost	$0.6	$0.9

Accumulated Other Comprehensive Income (Loss)

Amounts included in accumulated other comprehensive income, net of tax, at year-end which have not yet been recognized in net periodic benefit cost are as follows:

(in millions of U.S. dollars)	2008	2007
Items not yet recognized as a component of net periodic cost:
Unamortized prior service benefit	$(0.4)	$(0.5)
Unrecognized net actuarial (loss) gain	(6.2)	(2.6)

Unamortized prior service benefit or actual loss	$(6.6)	$(3.1)

Assumptions

Weighted average assumptions used to determine benefit obligations at year-end:

	2008	2007
Discount rate	6.0%	6.0%

Weighted average assumptions used to determine net periodic benefit cost at year-end:

	2008	2007
U.K. Plan
Discount rate	6.4%	5.9%
Expected long-term rate of return on plan assets	6.9%	7.1%

U.S. Plan
Discount rate	6.4%	5.8%
Expected long-term rate of return on plan assets	7.0%	7.0%

The discount rate for the U.S. Plan is based on a model portfolio of AA rated bonds with a maturity matched to the estimated payouts of future pension benefits for this type of plan. The discount rate of the U.K. Plan is based on a model portfolio of AA rated bonds, using the redemption yields on the constituent stocks of the Merrill Lynch index with a maturity matched to the estimated future pension benefits. The U.K. and U.S. Plan’s expected return on plan assets are based on our expectation of the long-term average rate of return on assets in the pension funds, which is based on the allocation of assets.

Asset Mix

Our pension plan weighted-average asset allocations by asset category are as follows:

	2008	2007
U.K. Plan
Equity securities	60.0%	60.0%
Debt securities	40.0%	40.0%

U.S. Plan
Equity securities	50.0%	50.0%
Debt securities	50.0%	50.0%

Plan Assets

Our investment policy is that plan assets will be managed utilizing an investment philosophy and approach characterized by all of the following, but listed in priority order: (1) emphasis on total return, (2) emphasis on high-quality securities, (3) sufficient income and stability of income, (4) safety of principal with limited volatility of capital through proper diversification and (5) sufficient liquidity. The target allocation percentages for the U.K. Plan assets are 60% in equity securities and 40% in debt securities. The target allocation percentages for the U.S. Plan assets are 50% in equity securities and 50% in debt securities. None of our equity or debt securities are included in plan assets.

Cash Flows

We expect to contribute $0.7 million to the pension plans during the 2009 fiscal year.

The following benefit payments are expected to be paid:

(in millions of U.S. dollars)
Expected benefit payments
FY 2009	$0.6
FY 2010	0.6
FY 2011	0.8
FY 2012	0.9
FY 2013	1.1
FY 2014 through FY 2018	7.1

Cott primarily maintains deferred contribution retirement plans covering qualifying employees. The total expense with respect to these plans was $5.0 million for the year ended December 27, 2008 ($5.7 million— December 29, 2007; $6.5 million—December 30, 2006). Total expense for 2006 includes approximately $1.0 million for the defined benefit pension plan.

Note 17—Commitments and Contingencies

We lease buildings, machinery & equipment, computer software and furniture & fixtures. All contractual increases and rent free periods included in the lease contract are taken into account when calculating the minimum lease payment and recognized on a straight line basis over the lease term. Certain leases have renewal periods and contingent rentals, which are not included in the table below. The minimum annual payments under operating leases are as follows:

(in millions of U.S. dollars)
2009	$19.6
2010	15.6
2011	13.3
2012	10.4
2013	8.4
Thereafter	31.6

$98.9

Operating lease expenses were:

(in millions of U.S. dollars)
Year ended December 27, 2008	$21.8
Year ended December 29, 2007	22.5
Year ended December 30, 2006	17.8

$62.1

Operating lease expenses are shown net of sublease income of $0.7 million for 2008. As of December 27, 2008, we had commitments for capital expenditures of approximately $7.3 million and commitments for inventory of approximately $135.3 million.

In 2007, we entered into a $39.7 million purchase obligation for new equipment to support our bottled water business. Of the $39.7 million, payments of $16.5 million were made as of December 29, 2007. In the first quarter of 2008, we also entered into a capital lease with GE to fund $31.4 million of this purchase obligation. The lease provides for quarterly rental payments over a term of 96 months beginning June 1, 2008. The quarterly rental payments are $2.0 million from June 1, 2008 through May 30, 2010, declining to $1.2 million on June 1, 2010 through May 31, 2012, and declining to $0.4 million on June 1, 2012 through the balance of the lease. At the end of the lease term, we have the option to purchase the equipment at its then fair market value or return the equipment to GE.

In January 2005, we were named as one of many defendants in a class action suit alleging the unauthorized use by the defendants of container deposits and the imposition of recycling fees on consumers. On June 2, 2006, the British Columbia Supreme Court granted the summary trial application, which resulted in the dismissal of the plaintiffs’ action against us and the other defendants. On June 26, 2006, the plaintiffs appealed the dismissal of the action to the British Columbia Court of Appeals which was denied, and an appeal to the Supreme Court of Canada was rejected on December 20, 2007. In February 2005, similar class action claims were filed in a number of other Canadian provinces. Claims filed in Quebec have since been discontinued, but is unclear how the dismissal of the British Columbia case will impact the other cases.

We are subject to various claims and legal proceedings with respect to matters such as governmental regulations, income taxes, and other actions arising out of the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on our financial position or results from operations.

We had $10.8 million in standby letters of credit outstanding as of December 27, 2008 ($6.5 million— December 29, 2007).

Note 18—Shares Held in Trust treated as Treasury Shares

In May 2008, an independent trustee acting under certain of our benefit plans purchased 2.3 million of our common shares on the open market for $6.4 million, of which 2.0 million shares, or $5.4 million, are to be used to satisfy any future liability under the PSU Plan and the EISP Plan and 0.3 million shares, or $1.0 million, are held in trust for our employees as part of the deferred compensation arrangement under the EISP Plan. See Note 6 for further details of these two plans. Treasury shares are reported at cost.

Note 19—Quarterly Financial Information—(Unaudited)

	Year ended December 27, 2008
(In millions of U.S. dollars, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenue	$389.7	$466.5	$420.5	$371.4	$1,648.1
Cost of sales	348.9	409.5	372.8	335.9	1,467.1

Gross Profit	40.8	57.0	47.7	35.5	181.0
Selling, general and administrative expenses	52.8	44.5	42.4	40.1	179.8
Loss on disposal of property, plant and equipment	0.2	0.1	0.1	0.9	1.3
Restructuring, asset and goodwill impairments and other charges:
Restructuring	—	6.7	(0.1)	0.1	6.7
Goodwill impairments	—	—	69.2	—	69.2
Asset impairments	—	0.4	26.6	10.0	37.0

Operating loss income	(12.2)	5.3	(90.5)	(15.6)	(113.0)

Net loss attributed to Cott Corporation	$(21.3)	$(1.8)	$(87.6)	$(12.1)	$(122.8)

Per share data:
Net loss per common share attributed to Cott Corporation
Basic	$(0.30)	$(0.03)	$(1.25)	$(0.17)	$(1.73)
Diluted	$(0.30)	$(0.03)	$(1.25)	$(0.17)	$(1.73)

	Year ended December 29, 2007
(In millions of U.S. dollars, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenue	$400.2	$498.5	$464.5	$413.2	$1,776.4
Cost of sales	346.7	438.9	418.8	373.6	1,578.0

Gross Profit	53.5	59.6	45.7	39.6	198.4
Selling, general and administrative expenses	37.7	44.6	34.2	45.4	161.9
Loss (gain) on disposal of property, plant and equipment	—	(0.4)	0.2	0.4	0.2
Restructuring, asset and goodwill impairments and other charges:
Restructuring	0.3	9.1	14.1	0.8	24.3
Goodwill impairments	—	—	—	55.8	55.8
Asset impairments	—	—	0.9	9.8	10.7

Operating (loss) income	15.5	6.3	(3.7)	(72.6)	(54.5)

Net (loss) income attributed to Cott Corporation	$4.8	$4.7	$(5.8)	$(75.1)	$(71.4)

Per share data:
Net income (loss) per common share attributed to Cott Corporation
Basic	$0.07	$0.07	$(0.08)	$(1.05)	$(0.99)
Diluted	$0.07	$0.07	$(0.08)	$(1.05)	$(0.99)

Note 20—Guarantor Subsidiaries

The 8% Senior Subordinated Notes issued by our wholly owned subsidiary, Cott Beverages, Inc. are unconditionally guaranteed on a senior subordinated basis pursuant to guarantees by Cott Corporation and certain other wholly owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several.

We have not presented separate financial statements and other disclosures concerning subsidiary guarantors because management has determined such information is not material to the holders of the above-mentioned notes.

The following supplemental financial information sets forth on an unconsolidated basis, our balance sheets, statements of income and cash flows for Cott Corporation, Cott Beverages Inc., Guarantor Subsidiaries and our other subsidiaries (the “Non-guarantor Subsidiaries”). The supplemental financial information reflects our investments and those of Cott Beverages Inc. in their respective subsidiaries using the equity method of accounting.

Condensed Consolidating Statement for Income (Loss)

For the year ended December 27, 2008

	Cott Corporation	Cott Beverages Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination Entries	Consolidated
Revenue	$229.1	$942.8	$391.2	$138.2	$(53.2)	$1,648.1
Cost of sales	191.7	858.3	343.4	126.9	(53.2)	1,467.1

Gross profit	37.4	84.5	47.8	11.3	—	181.0
Selling, general and administrative expenses	46.0	83.5	34.6	15.7	—	179.8
Loss (gain) on disposal of property, plant and equipment	0.5	1.2	(0.4)	—	—	1.3
Restructuring, asset impairments and other charges:
Restructuring and other	1.1	5.7	—	(0.1)	—	6.7
Goodwill impairments	—	—	69.2	—	—	69.2
Asset impairments	—	37.0	—	—	—	37.0

Operating (loss) income	(10.2)	(42.9)	(55.6)	(4.3)	—	(113.0)
Other (income) expense, net	—	(0.2)	(5.3)	0.8	—	(4.7)
Intercompany Interest expense (income), net	(12.4)	12.9	(0.5)	—	—	—
Interest expense (income), net	0.3	31.7	—	0.3	—	32.3

(Loss) income before income taxes (recovery) and equity (loss) income	1.9	(87.3)	(49.8)	(5.4)	—	(140.6)
Income taxes (recovery) expense	0.4	(22.1)	1.6	0.6	—	(19.5)
Equity (loss) income	(124.3)	1.8	(73.6)	—	196.1	—

Net (loss) income	(122.8)	(63.4)	(125.0)	(6.0)	196.1	(121.1)
Less: Net income attributable to the non-controlling interests	—	—	—	1.7	—	1.7

Net (loss) income attributable to controlling interest	$(122.8)	$(63.4)	$(125.0)	$(7.7)	$196.1	$(122.8)

Condensed Consolidating Statement for Income (Loss)

For the year ended December 29, 2007

	Cott Corporation	Cott Beverages Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination Entries	Consolidated
Revenue	$268.6	$1,033.8	$409.6	$135.8	$(71.4)	$1,776.4
Cost of sales	228.5	943.0	357.9	120.0	(71.4)	1,578.0

Gross profit	40.1	90.8	51.7	15.8	—	198.4
Selling, general and administrative expenses	31.2	84.6	37.1	9.0	—	161.9
Loss (gain) on disposal of property, plant and equipment	—	0.4	(0.2)	—	—	0.2
Restructuring, asset impairments and other charges:
Restructuring and other	10.2	15.3	(1.2)	—	—	24.3
Goodwill impairments	—	55.8	—	—		55.8
Asset impairments	—	5.6	5.1	—	—	10.7

Operating (loss) income	(1.3)	(70.9)	10.9	6.8	—	(54.5)
Other (income) expense, net	(4.5)	1.5	(0.7)	(1.0)	—	(4.7)
Interest expense (income), net	(7.1)	37.1	—	2.8	—	32.8

(Loss) income before income taxes (recovery) and equity (loss) income	10.3	(109.5)	11.6	5.0	—	(82.6)
Income taxes (recovery) expense	(7.1)	(6.7)	(0.6)	0.5	—	(13.9)
Equity (loss) income	(88.8)	2.8	(100.2)	—	186.2	—

Net (loss) income	(71.4)	(100.0)	(88.0)	4.5	186.2	(68.7)
Less: Net income attributable to the non-controlling interests	—	—	—	2.7	—	2.7

Net (loss) income attributable to controlling interest	$(71.4)	$(100.0)	$(88.0)	$1.8	$186.2	$(71.4)

Condensed Consolidating Statement for Income (Loss)

For the year ended December 30, 2006

	Cott Corporation	Cott Beverages Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination Entries	Consolidated
Revenue	$229.7	$1,091.8	$396.0	$126.9	$(72.6)	$1,771.8
Cost of sales	188.4	968.3	360.4	110.4	(72.6)	1,554.9

Gross profit	41.3	123.5	35.6	16.5	—	216.9
Selling, general and administrative expenses	34.1	94.6	36.9	10.5	—	176.1
Loss (gain) on disposal of property, plant and equipment	(0.5)	0.6	(0.1)	—	—	(0.0)
Restructuring and asset impairments
Restructuring	1.9	18.2	0.4	—	—	20.5
Asset impairments	—	14.2	1.0	0.2	—	15.4
Other	—	—	2.6	—	—	2.6

Operating income (loss)	5.8	(4.1)	(5.2)	5.8	—	2.3
Other expense (income), net	(0.1)	9.2	(1.9)	(5.6)	(1.5)	0.1
Interest expense (income), net	(0.2)	31.4	1.1	(0.1)	—	32.2

Income (loss) before income taxes (recovery) and equity (loss) income	6.1	(44.7)	(4.4)	11.5	1.5	(30.0)
Income taxes (recovery) expense	—	(18.4)	0.3	8.5	(6.7)	(16.3)
Equity (loss) income	(23.6)	(9.9)	(10.9)	—	44.4	—

Net (loss) income	(17.5)	(36.2)	(15.6)	3.0	52.6	(13.7)
Less: Net income attributable to the non-controlling interests	—	—	—	3.8	—	3.8

Net (loss) income attributable to controlling interest	$(17.5)	$(36.2)	$(15.6)	$(0.8)	$52.6	$(17.5)

Consolidating Balance Sheet

As of December 27, 2008

	Cott Corporation	Cott Beverages Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination Entries	Consolidated
ASSETS
Current assets
Cash	$2.1	$3.1	$7.4	$2.1	—	$14.7
Accounts receivable	37.1	97.2	57.7	18.3	(45.9)	164.4
Income taxes recoverable	—	7.7	—	—	—	7.7
Inventories	19.2	68.7	17.6	5.6	—	111.1
Prepaid expenses and other assets	2.2	3.9	3.0	0.2	—	9.3
Deferred income taxes	—	3.0	—	—	—	3.0

	60.6	183.6	85.7	26.2	(45.9)	310.2
Property, plant and equipment	42.9	197.1	93.9	12.9	—	346.8
Goodwill	22.5	4.5	—	—	—	27.0
Intangibles and other assets	3.3	119.1	18.3	28.9	—	169.6
Deferred income taxes	10.2	—	0.1	—	—	10.3
Tax receivable	—	9.2	—	—	—	9.2
Due from affiliates	249.7	10.0	210.3	41.9	(511.9)	—
Investments in subsidiaries	—	14.8	—	131.8	(146.6)	—

	389.2	538.3	408.3	241.7	(704.4)	873.1

LIABILITIES
Current liabilities
Short-term borrowings	2.9	104.6	—	—	—	107.5
Current maturities of long-term debt	—	7.3	—	0.3	—	7.6
Income taxes payable	—	0.1	—	—	—	0.1
Accounts payable and accrued liabilities	38.2	95.9	64.3	14.2	(45.9)	166.7
Deferred income taxes	—	—	—	—	—	—

	41.1	207.9	64.3	14.5	(45.9)	281.9
Long-term debt	—	291.4	—	3.0	—	294.4
Other long-term liabilities	0.1	9.6	6.3	—	—	16.0
Other tax liabilities	18.0	—	—	0.3	—	18.3
Deferred income taxes	—	4.8	11.2	—	—	16.0
Losses and distributions in excess of investment	57.8	—	272.7	—	(330.5)	—
Due from affiliates	43.0	209.2	247.0	12.7	(511.9)	—

	160.0	722.9	601.5	30.5	(888.3)	626.6

Shareowners’ Equity
Capital stock
Common shares	275.0	211.4	294.5	175.3	(681.2)	275.0
Treasury shares	(6.4)	—	—	—	—	(6.4)
Restricted shares	—	—	—	—	—	—
Additional paid-in-capital	38.1	(1.0)	—	1.0	—	38.1
(Accumulated deficit) retained earnings	(29.7)	(393.2)	(502.9)	(20.7)	916.8	(29.7)
Accumulated other comprehensive (loss) income	(47.8)	(1.8)	15.2	38.3	(51.7)	(47.8)

	229.2	(184.6)	(193.2)	193.9	183.9	229.2
Non-controlling interests	—	—	—	17.3	—	17.3

Total equity	229.2	(184.6)	(193.2)	211.2	183.9	246.5

	$389.2	$538.3	$408.3	$241.7	$(704.4)	$873.1

Consolidating Balance Sheet

As of December 29, 2007

	Cott Corporation	Cott Beverages Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination Entries	Consolidated
ASSETS
Current assets
Cash	$13.2	$—	$10.3	$3.9	$—	$27.4
Accounts receivable	33.7	26.0	83.4	86.7	(34.4)	195.4
Income taxes recoverable	0.1	28.6	3.3	0.8	—	32.8
Inventories	26.1	71.7	25.2	7.1	—	130.1
Prepaid expenses and other assets	1.6	4.3	4.0	0.3	—	10.2
Deferred income taxes	—	1.8	0.7	—	—	2.5

	74.7	132.4	126.9	98.8	(34.4)	398.4
Property, plant and equipment	59.4	184.1	132.8	12.1	—	388.4
Goodwill	28.0	4.5	75.8	—	—	108.3
Intangibles and other assets	16.3	159.9	26.5	33.3	—	236.0
Deferred income taxes	—	—	12.8	0.5	—	13.3
Due from affiliates	266.7	9.0	198.0	41.7	(515.4)	—
Investments in subsidiaries	95.6	20.7	—	164.1	(280.4)	—

	$540.7	$510.6	$572.8	$350.5	$(830.2)	$1,144.4

LIABILITIES
Current liabilities
Short-term borrowings	$20.4	$82.4	$—	$34.2	$—	$137.0
Current maturities of long-term debt	—	2.4	—	—	—	2.4
Accounts payable and accrued liabilities	31.7	84.3	87.7	26.1	(34.4)	195.4

	52.1	169.1	87.7	60.3	(34.4)	334.8
Long-term debt	—	269.0	—	—	—	269.0
Other long-term liabilities	0.3	12.3	5.5	—	—	18.1
Other tax liabilities	45.1	194.8	268.6	6.9	(515.4)	—
Deferred income taxes	11.0	11.4	14.2	—	—	36.6
Losses and distributions in excess of investment	—	—	163.0	—	(163.0)	—
Due from affiliates	—	15.2	18.9	—	—	34.1

	108.5	671.8	557.9	67.2	(712.8)	692.6

Shareowners’ Equity
Capital stock
Common shares	275.0	178.4	319.5	175.0	(672.9)	275.0
Restricted shares	(0.4)	—	—	—	—	(0.4)
Additional paid-in-capital	32.2	—	—	—	—	32.2
Retained earnings (deficit)	93.1	(339.6)	(276.5)	5.0	611.1	93.1
Accumulated other comprehensive income (loss)	32.3	—	(28.1)	83.7	(55.6)	32.3

	432.2	(161.2)	14.9	263.7	(117.4)	432.2
Non-controlling interests	—	—	—	19.6	—	19.6

Total equity	432.2	(161.2)	14.9	283.3	(117.4)	451.8

	$540.7	$510.6	$572.8	$350.5	$(830.2)	$1,144.4

Condensed Consolidating Statement of Cash Flows

For the year ended December 27, 2008

	Cott Corporation	Cott Beverages Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination Entries	Consolidated
Operating activities
Net (loss) income	$(122.8)	$(63.4)	$(125.0)	$(6.0)	$196.1	$(121.1)
Depreciation and amortization	13.6	41.6	19.5	6.0	—	80.7
Amortization of financing fees	0.2	0.7	0.2	—	—	1.1
Share-based compensation	2.1	3.4	0.1	—	—	5.6
Deferred income taxes	(27.9)	30.7	(3.2)	(13.0)	—	(13.4)
Tax receivable	—	—	—	—	—	—
Increase in other income tax liabilities	21.3	(42.7)	(1.3)	—	—	(22.7)
Loss (gain) on disposal of property, plant and equipment	0.5	1.2	(0.4)	—	—	1.3
Equity (loss) income , net of distributions	124.3	(1.8)	73.6	—	(196.1)	—
Inter-company transactions	9.7	3.8	3.0	—	(16.5)	—
Asset impairments	—	1.6	—	—	—	1.6
Intangible impairments	—	35.4	—	—	—	35.4
Goodwill impairments	—	—	69.2	—	—	69.2
Lease contract termination loss	—	0.3	—	—	—	0.3
Lease contract termination payments	—	(3.8)	—	—	—	(3.8)
Other non-cash items	1.5	1.6	—	—	—	3.1
Net change in non-cash working capital	(34.5)	5.1	30.0	29.0	—	29.6

Net cash provided by (used in) operating activities	(12.0)	13.7	65.7	16.0	(16.5)	66.9

Investing activities
Additions to property, plant and equipment	(2.5)	(42.6)	(8.5)	(2.3)	—	(55.9)
Acquisitions	—	—	—	—	—	—
Proceeds from disposal of property, plant and equipment	2.5	1.9	0.1	—	—	4.5
Advances to affiliates	22.4	—	(10.4)	(6.0)	(6.0)	—
Investment in subsidiary	—	—	—	—	—	—
Additions to intangibles and other assets	(0.3)	(3.1)	—	—	—	(3.4)

Net cash (used in) provided by investing activities	22.1	(43.8)	(18.8)	(8.3)	(6.0)	(54.8)

Financing activities
Payments of long-term debt	—	(8.7)	—	(0.3)	—	(9.0)
Issue of long-term debt	—	33.8	—	—	—	33.8
Payments on extinguishment of credit facility	(20.4)	(91.9)	(13.9)	(1.3)	—	(127.5)
Short-term borrowings	—	(8.1)	—	—	—	(8.1)
Long-term borrowings—ABL	40.9	1,196.9	62.5	—	—	1,300.3
Long-term repayments—ABL	(38.0)	(1,092.2)	(62.5)	—	—	(1,192.7)
Advances from affiliates	6.0	10.4	(22.4)	—	6.0	—
Distributions to non-controlling interests	—	—	—	(3.9)	—	(3.9)
Issue of common shares	—	—	—	—	—	—
Purchase of treasury shares	(6.4)	—	—	—	—	(6.4)
Issuance of short-term debt	—	—	—	—	—	—
Deferred financing fees	(0.8)	(3.7)	(0.8)	—	—	(5.3)
Dividends paid	—	(3.0)	(9.7)	(3.8)	16.5	—
Other financing activities	(0.2)	(0.3)	—	—	—	(0.5)

Net cash (used in) provided by financing activities	(18.9)	33.2	(46.8)	(9.3)	22.5	(19.3)

Effect of exchange rate on cash	(2.3)	—	(3.0)	(0.2)	—	(5.5)
Net (decrease) increase in cash	(11.1)	3.1	(2.9)	(1.8)	(0.0)	(12.7)

Cash, beginning of period	13.2	—	10.3	3.9	—	27.4

Cash, end of period	$2.1	$3.1	$7.4	$2.1	$(0.0)	$14.7

Condensed Consolidating Statement of Cash Flows

For the year ended December 29, 2007

	Cott Corporation	Cott Beverages Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination Entries	Consolidated
Operating activities
Net (loss) income	$(71.4)	$(100.0)	$(88.0)	$4.5	$186.2	$(68.7)
Depreciation and amortization	12.3	34.1	20.4	4.9	—	71.7
Amortization of financing fees	0.1	0.2	1.1	0.4	—	1.8
Share-based compensation	1.0	2.8	0.4	—	—	4.2
Deferred income taxes	3.2	(3.8)	0.5	0.2	—	0.1
Increase in other income tax liabilities	(10.6)	10.0	1.5	—	—	0.9
Gain on repurchase of notes	(0.4)	—	—	—	—	(0.4)
Loss (gain) on disposal of property, plant and equipment	—	0.4	(0.2)	—	—	0.2
Equity (loss) income , net of distributions	194.2	1.3	113.3	—	(308.8)	—
Asset impairments	4.3	1.3	5.1	—	—	10.7
Goodwill impairments	—	55.8	—	—	—	55.8
Lease contract termination loss	—	12.5	—	—	—	12.5
Lease contract termination payments	—	(7.7)	—	—	—	(7.7)
Other non-cash items	—	(0.1)	—	—	—	(0.1)
Net change in non-cash working capital	1.1	(39.7)	39.1	(2.0)	—	(1.5)

Net cash provided by (used in) operating activities	133.8	(32.9)	93.2	8.0	(122.6)	79.5

Investing activities
Additions to property, plant and equipment	(6.9)	(47.6)	(17.2)	(1.6)	—	(73.3)
Additions to intangibles and other assets	(2.9)	(0.4)	(0.4)	(0.2)	—	(3.9)
Proceeds from disposal of property, plant and equipment	—	1.3	—	—	—	1.3
Acquisition of business and business assets	—	—	(2.2)	—	—	(2.2)
Return of capital	—	—	97.4	—	(97.4)	—
Advances to affiliates	—	83.3	(25.9)	(34.3)	(23.1)	—

Net cash (used in) provided by investing activities	(9.8)	36.6	51.7	(36.1)	(120.5)	(78.1)

Financing activities
Payments of long-term debt	(5.5)	(2.8)	—	—	—	(8.3)
Issue of long-term debt	—	1.4	—	—	—	1.4
Short-term borrowings	20.4	76.1	(107.7)	34.3	—	23.1
Advances from affiliates	(127.9)	27.2	77.4	0.2	23.1	—
Return of capital	—	(97.4)	—	—	97.4	—
Distributions to non-controlling interests	—	—	—	(4.0)	—	(4.0)
Issue of common shares	0.5	—	—	—	—	0.5
Dividends paid	—	(13.1)	(105.4)	(4.1)	122.6	—
Other financing activities	(0.4)	—	—	0.1	—	(0.3)

Net cash (used in) provided by financing activities	(112.9)	(8.6)	(135.7)	26.5	243.1	12.4

Effect of exchange rate on cash	0.3	—	(0.1)	—	—	0.2
Net increase (decrease) in cash	11.4	(4.9)	9.1	(1.6)	(0.0)	14.0
Cash, beginning of period	1.8	4.9	1.2	5.5	—	13.4

Cash, end of period	$13.2	$(0.0)	$10.3	$3.9	$(0.0)	$27.4

Condensed Consolidating Statement of Cash Flows

For the year ended December 30, 2006

	Cott Corporation	Cott Beverages Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination Entries	Consolidated
Operating activities
Net (loss) income	$(17.5)	$(36.2)	$(15.6)	$3.0	$52.6	$(13.7)
Depreciation and amortization	12.3	40.2	29.2	5.1	—	86.8
Amortization of financing fees	0.1	0.2	0.5	0.3	—	1.1
Share-based compensation	11.4	—	—	—	—	11.4
Deferred income taxes	—	(6.4)	(1.3)	7.8	(6.7)	(6.6)
Increase in other income tax liabilities	—	—	—	—	—	—
Loss on disposal of property, plant and equipment	(0.5)	0.6	(0.1)	—	—	(0.0)
Equity (loss) income , net of distributions	23.6	15.5	24.3	—	(63.4)	—
Asset impairments	(0.2)	15.6	—	—	—	15.4
Lease contract termination loss	—	7.7	—	—	—	7.7
Lease contract termination payments	—	—	—	—	—	—
Other non-cash items	(0.1)	0.2	4.1	0.1	—	4.3
Net change in non-cash working capital	18.3	7.2	(25.8)	4.8	(1.5)	3.0

Net cash provided by (used in) operating activities	47.4	44.6	15.3	21.1	(19.0)	109.4

Investing activities
Additions to property, plant and equipment	(3.7)	(20.3)	(10.1)	(1.0)	—	(35.1)
Additions to intangibles	(4.2)	(3.9)	(4.9)	—	—	(13.0)
Proceeds from disposal of property, plant and equipment	0.7	0.6	0.3	—	—	1.6
Advances to affiliates	(47.7)	0.1	(8.8)	—	56.4	—

Net cash (used in) provided by investing activities	(54.9)	(23.5)	(23.5)	(1.0)	56.4	(46.5)

Financing activities
Payments of long-term debt	—	(1.0)	—	—	—	(1.0)
Short-term borrowings	—	(10.4)	(45.5)	(10.0)	—	(65.9)
Advances from affiliates	—	8.8	47.7	(0.1)	(56.4)	—
Distributions to non-controlling interests	—	—	—	(5.4)	—	(5.4)
Issuance of common stock	0.4	—	—	—	—	0.4
Dividends paid	—	(13.4)	—	(5.6)	19.0	—
Other financing activities	—	(0.2)	0.8	—	—	0.6

Net cash provided by (used in) financing activities	0.4	(16.2)	3.0	(21.1)	(37.4)	(71.3)

Effect of exchange rate on cash	0.1	—	0.1	(0.1)	—	0.1
Net (decrease) increase in cash	(7.0)	4.9	(5.1)	(1.1)	—	(8.3)
Cash, beginning of period	8.8	—	6.3	6.6	—	21.7

Cash, end of period	$1.8	$4.9	$1.2	$5.5	$—	$13.4